UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

 Amendment No. 3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

G-MES Holdings Inc.
(Exact name of Registrant as specified in its charter)

Nevada	2851	61-1801198
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

280 Woodlands Industrial Park E5, #09-44

Harvest@ Woodlands Building

Singapore 757322

Telephone: +65-6659-6808

Facsimile: +65 6659 6807

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Vcorp Services, LLC

1645 Village Center Circle, Suite 170

Las Vegas, NV 89134
Telephone: (888) 528-2677

(Name, Address, and Telephone Number for Agent of Service)

Copies to:

BRUNSON CHANDLER & JONES, PLLC

Walker Center

175 S. Main Street, 14th Floor
Salt Lake City, UT 84111

Telephone: (801) 303-5730

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated Filer	☐
Non-accelerated filer	☐	(do not check if smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.          ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 (1)	8,000,000	$0.25	(2)	$2,000,000	$231.80
Common Stock, par value $0.001 (3)	1,100,000	$0.25	(2)	$275,000	$31.87
Common Stock, par value $0.001 (4)	1,283,000	$0.25	(2)	$320,750	$37.17

Total	10,383,000			$2,595,750	$300.85

____________________

(1)	Newly issued shares of common stock to be registered as part of a Primary Offering (as hereinafter defined).
(2)

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable, and, as such, the registrant has valued the common stock in good faith and for purposes of calculation of the registration fee. In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Shares of common stock currently issued and outstanding to be sold by certain Selling Security Holders (as hereinafter defined) as part of a Secondary Offering (as hereinafter defined).
(4)

Shares of common stock issuable upon automatic conversion of convertible promissory notes to be sold by certain Selling Security Holders (as hereinafter defined) as part of a Secondary Offering (as hereinafter defined).

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (G-MES HOLDINGS INC.), AS WELL AS THE SELLING SECURITY HOLDERS (DEFINED BELOW), MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

SUBJECT TO COMPLETION DATED __________________

PRELIMINARY PROSPECTUS

G-MES HOLDINGS INC.

8,000,000 Shares of Common Stock being sold at $0.25 per share pursuant to the Primary Offering

2,383,000 Shares of Common Stock being offered at $0.25 per share by the Selling Security Holders

This prospectus relates to the sale of 8,000,000 shares of common stock, par value $0.001 (“Common Stock”), of G-MES Holdings Inc. (referred to herein as the “Company” or “G-MES”), at a price of $0.25 per share (the “Primary Offering”). The Primary Offering terminates 12 months after commencement of this offering on _____, 2019. This is the initial offering of common stock of the Company. The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its CEO and director, Samuel Saw Peng Hao. The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. Mr. Saw has no experience conducting “best efforts” offerings, and there is no minimum amount of Common Stock required to be purchased, and, therefore, the total Primary Offering proceeds received by the Company might not be enough to fund the Company’s planned operations, or a market for the Common Stock may not develop. The Company needs $1,500,000 in gross proceeds to implement its business and marketing plan and support expanded operations over the next six months. No commission or other compensation related to the sale of Common Stock in the Primary Offering will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 2,383,000 shares of Common Stock being registered by 31 Selling Security Holders (the “Secondary Offering”), consisting of 1,100,000 issued and outstanding shares of Common Stock held by 15 of the Selling Security Holders, and 1,283,000 shares of Common Stock issuable to 16 Selling Security Holders upon the automatic conversion of convertible promissory notes held by those Selling Security Holders. Those convertible promissory notes automatically convert into shares of Common Stock immediately upon the effectiveness of the registration statement of which this prospectus forms a part. The Selling Security Holders will be offering their shares of common stock at a price of $0.25 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as the OTCQB) and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of the Secondary Offering makes it less likely that we will sell all of the shares offered in the Primary Offering. Our CEO and director, Mr. Saw, will be selling some of his personal shares in the Secondary Offering, but he will not be selling any of his shares in the Secondary Offering until after the Primary Offering has closed. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

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There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement of which this prospectus forms a part, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market, the OTC Link, LLC. We do not yet have a market maker who has agreed to file that application.

We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this offering. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.

Our business is subject to many risks, and investing in our securities involves a high degree of risk. See the section titled “Risk Factors” herein, beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders and the Company may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and the Selling Security Holders and the Company are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

The date of this prospectus is _____________, 2018.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “G-MES Holdings,” “G-MES,” “we,” “us,” or “our” refer to G-MES Holdings Inc.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important for you to consider. Before making an investment decision in our shares, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

G-MES Holdings Inc., incorporated under the laws of the State of Nevada on August 15, 2016, is focused on providing home safety and floor safety products and services in Southeast Asia through its wholly owned Singapore subsidiary, G-MES International PTE Ltd (“G-MES International”). G-MES International is the exclusive Singapore distributor for the SlipDoctor™ range of products manufactured by SoftTec Products, LP (the “Supplier”) based in Carrollton, Texas, pursuant to an exclusive master distributor agreement with the Supplier permitting G-MES International to market, sell and distribute the Supplier’s products in Singapore until June of 2019, and obtain exclusivity from the Supplier for China, Hong Kong, Japan, Korea and the Southeast Asia region.

These products cover a wide range of slip resistance products that improve floor safety, and these products provide slip resistance that surpasses guidelines recommended by the ADA/OSHA for floor safety. The products include floor treatment formulas catering to different flooring materials and application requirements including home and residential, industrial, swimming pool, and marine applications. G-MES International is currently one of the largest floor safety solution providers in Singapore in terms of market share, and our plan is to acquire manufacturing rights to the Supplier’s products and expand the distribution of the products to the regional market, including other countries in Southeast Asia, mainland China, and Japan, and beginning with Hong Kong. There is no assurance that we will be able to acquire those manufacturing rights, or that if we do so, that we will be able to expand distribution of the products outside of Singapore.

We are a development stage company with a limited operating history, operations, and revenues. As of December 31, 2017, and 2016, we had cash and cash equivalents of $22,850 and $230,640, and cash and cash equivalents of $58,921 as of March 31, 2018, and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

Where You Can Find Us

Our offices are currently located at 280 Woodlands Industrial Park E5, #09-44, Harvest @ Woodlands Building, Singapore, 757322. Our telephone number is +65-6659-6808.

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RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We were formed in August of 2016 and have only recently begun operations, and our subsidiary, G-MES International, has a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our maintain or increase our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar floor safety products, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee continued sales of our products or services.

The Company’s business is focused on providing floor safety solutions, and technologies underpinning the market for our products and services are changing rapidly. We are the exclusive Singapore distributor of slip mitigation products that are currently selling well in Singapore, but may not continue to in the future if other competitive technologies become more attractive either in terms of effectiveness or price, or if we lose exclusivity to Singapore. We cannot provide any assurance that our products and services will continue to sell at rates they have historically, and our products and services to become less attractive compared to competing products and services, our business would be harmed.

We are materially reliant upon one of our suppliers, and our business would be materially harmed were we to lose this vendor.

Our subsidiary, G-MES International, is the exclusive Singapore distributor for the SlipDoctor™ range of products manufactured by SoftTec Products, LP (the “Supplier”) pursuant to an exclusive master distributor agreement with the Supplier permitting G-MES International to market, sell and distribute the Supplier’s products in Singapore until June of 2019, and obtain exclusivity from the Supplier for China, Hong Kong, Japan, Korea and the Southeast Asia region. We are materially reliant on the Supplier for all of our products, and there is no guarantee that we will be able to maintain our relationship with the Supplier. If we cannot maintain that relationship, our cost of goods sold would increase as we would be forced to source anti-slip products from competitive, more expensive suppliers, and our business would be materially harmed.

We may be unable to effectively implement our business model and expand into markets outside of Singapore.

Our business model and growth and marketing strategy is predicated on its ability to introduce to our floor safety products and services to other markets outside of Singapore, including China, Hong Kong, Japan, Korea and the Southeast Asia region. We cannot assure that we will be able to execute our business plan, introducing our products and services into new markets, that customers will embrace our floor safety solutions compared to competing products and services already well established in those markets, that any of the target markets will adopt our products and services, or that prospective customers will agree to pay the prices for our products and services in those new markets we plan to charge. In the event prospective customers resist our products and services and paying the prices we will charge, the Company’s business, financial condition, and results of operations will be materially and adversely affected.

We are subject to competing in highly competitive industries.

The floor safety industry is very competitive, and there are numerous manufacturers and distributors of anti-slip products worldwide. There are a substantial number of traditional operations that compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company. New alternative competitive technology may be developed in the future which will compete with the Company’s approach, and such competition from alternative substances may already exist. The Company will attempt to distinguish itself from its competitors, but there can be no assurance that the Company will be able to penetrate the markets it is targeting for expansion. There is no assurance that the Company will compete successfully with existing or future competitors in these industries in either its new target markets, or that competitors will not be able to decrease the Company’s market share in Singapore.

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We are subject to government regulation which will increase operating costs.

The Company’s business is subject to various national and local laws affecting businesses in general and distribution of anti-slip chemicals in particular, including those governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of chemicals used in our floor safety solutions. Because the public is focusing more attention on the environmental impact of the operations of manufacturing industries, these requirements may become more stringent in the future and could adversely impact our business. Failure to comply with environmental laws could subject the Company to substantial liability or force the Company to change its operations significantly. In addition, under some of these laws and regulations, the Company could be held financially responsible for remedial measures if the Company’s properties are contaminated, even if the Company did not cause the contamination. Compliance with applicable regulatory requirements is subject to continual review and is monitored through periodic inspections and other review and reporting mechanisms. Failure by the Company to comply with current or future governmental regulations and quality assurance guidelines relating to the Company’s products could lead to product recalls or expensive field action requiring the Company to remove and/or replace the Company’s anti-slip flooring treatments. Efficacy or safety concerns with respect to the Company’s anti-slip products could lead to product recalls, fines, withdrawals, declining sales, and/or failure to successfully commercialize new products or otherwise achieve revenue growth. G-MES’s business is also subject to government laws and regulations governing working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. Failure of G-MES to comply with applicable government rules or regulations could have a material adverse effect on its financial condition and business operations.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its CEO and key employee, Samuel Saw Peng Hao, as well as its subsidiary’s sales and operational staff. Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Samuel Saw Peng Hao and other employees are currently devoting their full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, field staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration being paid by the Company to its CEO, Mr. Saw, has not been determined based on arm’s length negotiation. While management believes that Mr. Saw’s current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of his services. Additionally, in the future, the Company may grant net profits interests to its executive officers in addition to stock options, which may further dilute shareholders’ ownership of the Company.

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There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

A small group of Company employees and their related parties hold a majority of the control of the Company.

As of March 31, 2018, the Company’s CEO, Mr. Saw, owns approximately 95.21% of the Company’s outstanding Common Stock. By virtue of such stock ownership, Mr. Saw is able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such management or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

The Company may incur substantial cost overruns in the acquisition, distribution and sale of its floor safety solutions. Management is not obligated to contribute capital to the Company. Unanticipated costs may force the Company to obtain additional capital or financing from other sources, or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

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The Company may be subject to liens if it is unable to pay its debts.

If the Company fails to pay for materials and services for its business on a timely basis, the Company’s assets could be subject to materialman’s and mechanic’s liens. The Company may also be subject to lender liens in the event that it defaults on loans from its lenders.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the By-Laws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it, to the extent that the Company raises capital from the Primary Offering. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

The Company’s By-Laws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Nevada law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We may be subject to product liability claims and other claims of our customers and partners.

The sale of anti-slip products involve a certain level of risk of product liability claims and the associated adverse publicity. Because these products are directly used by consumers egressing over the Company’s customers’ floor, and because consumers may still slip on floors treated with our anti-slip products, we are subject to a risk of claims for such injuries and damages. In addition, we may be named directly in product liability suits relating to any products we develop or third-party products integrating our products, even for defects resulting from errors of our partners, suppliers or other third parties working with our products. These claims could be brought by various parties, including customers who are purchasing products directly from us or consumers who egress over our customers’ floors. We could also be named as co-parties in product liability suits that are brought against manufacturing partners that produce our products.

In addition, our customers and partners may bring suits against us alleging damages for the failure of our products to meet stated claims, specifications or other requirements. Any such suits, even if not successful, could be costly, disrupt the attention of our management and damage our negotiations with other partners and/or customers. Any attempt by us to limit our product liability in our contracts may not be enforceable or may be subject to exceptions. We do not currently have current product liability insurance, and the product liability insurance we plan to acquire may be inadequate to cover all potential liability claims. Insurance coverage is expensive and may be difficult to obtain. Also, insurance coverage may not be available in the future on acceptable terms and may not be sufficient to cover potential claims. We cannot be sure that our suppliers who produce our products will have adequate insurance coverage themselves to cover against potential claims. If we experience a large insured loss, it may exceed any insurance coverage limits we have at that time, or our insurance carrier may decline to cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position and potentially cause us to go out of business.

We may encounter difficulties managing any growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully launch our floor safety products into new markets in southeast Asia, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

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Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

In addition, we may not be able to improve our management information and control systems, including our internal control over financial reporting, to a level necessary to manage our growth and we may discover deficiencies in existing systems and controls that we may not be able to remediate in an efficient or timely manner.

Our success also depends in part on our management’s expertise managing a public company, and our management has limited expertise in this area, and it has no experience conducting “best efforts” offerings. If our management is not able to manage the company properly as a public company or conduct our “best efforts” offering, our business would be harmed.

Samuel Saw Peng Hao, our CEO and director, has limited experience in management positions with public companies. He also lacks experience conducting “best efforts” offerings. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, or if management is unable to successfully conduct our “best efforts” Primary Offering, our business would be harmed.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We may use hazardous chemicals in our business and would be subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to, these materials both in the US and outside the US, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We will incur capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we will implement safety procedures for handling and disposing of these types of materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of, and human exposure to, hazardous materials. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act in the United States, can impose liability for the full amount of damages, without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we own and operate, and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations will be affected by other new environmental, health and safety laws and regulations, which may affect our anti-slip chemicals, and environmental laws could become more stringent over time, requiring us to change our operations, or resulting in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. The costs of complying with environmental, health and safety laws and regulations, and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

Due to the fact that our sole officer and director is located in Singapore, your rights as an investor in the United States may be limited in the following ways.

Our sole officer and director, Samuel Saw Peng Hao, resides in Singapore and operates the Company from Singapore. As a result, as an investor you may have difficulty with the following:

•	effecting service of process within the United States against our non-U.S. resident officer and director;

•	enforcing U.S. court judgments in the United States based upon the civil liability provisions of the U.S. federal securities laws against the above-referenced foreign person;

•	enforcing U.S. court judgments in a Singapore court based on the civil liability provisions of the U.S. federal securities laws against the above foreign person; and

•	bringing an original action in a Singapore court to enforce liabilities based upon the U.S. federal securities laws against the above foreign person.

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Risks Related to Our Intellectual Property

Our competitive position will depend on our ability to effectively maintain intellectual property protection relating to our anti-slip products. If we or our licensor fail to adequately protect this intellectual property, our operations would be harmed.

Our subsidiary, G-MES International, is the exclusive Singapore distributor for the SlipDoctor™ range of products manufactured by SoftTec Products, LP (the “Supplier”) pursuant to an exclusive master distributor agreement with the Supplier permitting G-MES International to market, sell and distribute the Supplier’s products in Singapore until June of 2019, and obtain exclusivity from the Supplier for China, Hong Kong, Japan, Korea and the Southeast Asia region. There is no guarantee that we will be able to maintain our Singapore exclusivity after June of 2019, or that we will be able to acquire exclusivity to China, Hong Kong, Japan, Korea or the Southeast Asian region. Our success will depend in part on our ability to obtain and maintain exclusivity to the Supplier’s products for the South East Asian region and maintain our Supplier’s intellectual property protection for our anti-slip products, including the SlipDoctor™ range of products. If others were to use the Supplier’s manufacturing processes or trademarks, we may be required to defend and enforce our Supplier’s intellectual property rights against infringement by others. Not only we would incur the expense of such defense, but were we (or the Supplier) not to prevail in such litigation, our business would be harmed as competitors could also sell substantively similar products in our target markets to our detriment.

Third parties may misappropriate our Supplier’s proprietary technologies, information, or trade secrets despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies developed by our Supplier. If proprietary technologies developed by our Supplier were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to use the technologies for their own commercial gain. It is difficult to prevent misappropriation or subsequent reverse engineering. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us (or our Supplier) to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of proprietary information and trade secrets.

We plan to rely on confidentiality agreements to protect our technical know-how and other proprietary information. Confidentiality agreements will be used, for example, when we talk to potential strategic partners in our target markets outside of Singapore. Nevertheless, there can be no guarantee that an outside party will not make an unauthorized disclosure or use of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor would make use of such information, and that our competitive position would then be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

We also plan to keep as trade secrets our and our Supplier’s technical and proprietary information regarding the chemical formulas used in our anti-slip products. However, trade secrets are difficult to protect. Although we plan to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, partners, and other advisors may unintentionally or willfully disclose our trade secrets to competitors or otherwise use misappropriated trade secrets to compete with us. It can be expensive and time consuming to enforce a claim that a third party illegally obtained and is using our trade secrets. Furthermore, the outcome of such claims is unpredictable. In addition, courts outside the US may be less willing to or may not protect trade secrets. Moreover, our competitors may independently design around our trade secrets or develop equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights. Where a third party independently designs around our trade secrets or develops equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights, they may be able to seek patent protection for such equivalent knowledge, methods and know-how. This could prohibit us from practicing our own trade secrets.

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Risks Relating to Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 300,000,000 shares of common stock, par value $0.001 per share, of which 31,520,000 shares are issued and outstanding as of March 31, 2018. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the OTC Bulletin Board or another over-the-counter quotation board (the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market) after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the OTC Bulletin Board (or another over-the-counter quotation board) or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Because our CEO and director, Mr. Saw, owns a majority of our outstanding common stock, he could authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could then authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

We have used an arbitrary offering price.

The offering price of $0.25 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations. In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering. Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

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There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary.

There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the OTC Bulletin Board or another over-the-counter quotation board, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTC Bulletin Board or another over-the-counter quotation board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

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Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Because the Selling Security Holders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Security Holders. Therefore, the existence of the Selling Security Holders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

Purchasers of our stock will experience dilution.

At March 31, 2018, we had a net tangible book value of approximately (0.002) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($0.25 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.049 per share. See the “Dilution” section below for a more detailed explanation.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

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THE OFFERING

This prospectus relates to the sale of 8,000,000 shares of common stock, par value $0.001, of the Company at a price of $0.25 per share on a best efforts basis. This offering terminates 12 months after commencement of this offering. This is the initial offering and Primary Offering of common stock of the Company. The Company is offering the shares on a self-underwritten “best efforts” basis directly through its CEO and director, Samuel Saw Peng Hao. There is no minimum amount of common shares required to be purchased and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 2,383,000 shares being registered by the Selling Security Holders of the Company in the Secondary Offering. 100,000 of the shares being registered were issued to our CEO and director, Samuel Saw Peng Hao, on September 15, 2016, in consideration of his transfer of 100% of the capital stock of G-MES International to the Company. 1,000,000 shares being registered were issued to 14 shareholders on or about September 16, 2016, in consideration of cash payments to the Company in the amount of $0.10 per share. 1,283,000 shares being registered have not yet been issued but are issuable upon the automatic conversion of convertible promissory notes, issued between September 18, 2016, and March 23, 2017, held by 16 Selling Security Holders. The convertible promissory notes will automatically convert into shares of common stock immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.25 per share until a market develops and our shares are quoted on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market, and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1,966,700 after deducting the estimated expenses of registration.

The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale in the Primary Offering.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Gross Proceeds	$500,000	$1,000,000	$1,500,000	$2,000,000

Expected offering expenses	33,330	33,330	33,330	33,330

Net Proceeds	466,750	966,750	1,466,750	1,966,750

Public company costs	$15,000	$15,000	$15,000	$15,000

Inventory & Product Development	50,000	120,000	270,000	270,000

Trade Shows and Travel	50,000	128,000	188,000	268,000

Website development	50,000	50,000	50,000	50,000

Rental	68,000	68,000	68,000	68,000

Advertising and marketing	62,000	189,000	309,000	429,000

Staffing	30,000	50,000	65,000	80,000

General Working Capital	6,750	26,750	51,750	286,750

Cash Reserves	135,000	320,000	450,000	500,000

Total	$466,750	$966,750	$1,466,750	$1,966,750

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The Company will receive all the proceeds from the sale of common stock in the Primary Offering (but none of the proceeds from the sale of shares by the Selling Security Holders in the Secondary Offering) and intends to use the proceeds from the Primary Offering to continue implementing its business and marketing plan. The expenses of this offering, including the preparation of this prospectus and the filing of the registration statement of which this prospectus is a part is estimated to be approximately $33,300, and such expenses will be paid by the Company, from our cash on hand; however, we have reduced our anticipated gross proceeds in the table above by the estimated offering costs. Our budgetary allocations may vary depending upon the percentage of proceeds that we obtain from the offering.

The Company anticipates that the estimated $2,000,000 gross proceeds from the maximum Offering will enable it to expand its operations and fund its other capital needs for the next six months. In the event that the Maximum Offering is not completed, the Company will be required to seek additional financing as the Company needs $1,500,000 in gross proceeds to implement its business and marketing plan and support expanded operations over the next six months. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.25 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another over-the counter quotation board (the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market) and thereafter at prevailing market prices or privately negotiated prices. In determining the Primary Offering price of the shares, we considered several factors including:

•	Our start-up status;

•	Prevailing market conditions, including the history and prospects for the industry in which we compete;

•	Our future prospects; and

•	Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

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DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC Bulletin Board or another quotation board (such as the OTCQB). We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 31,520,000 shares of common stock since the Company’s inception on August 15, 2016, all of which are restricted shares. As of March 31, 2018, we had convertible promissory notes outstanding convertible into 3,273,000 shares of common stock in the aggregate (with an aggregate principal face value of $219,200), and we had no other outstanding shares of preferred stock, options, warrants, notes payable convertible into capital stock, or other securities that are convertible into shares of common stock.

Holders

We had 16 shareholders of record of our common stock as of March 31, 2018.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

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FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value at March 31, 2018, of approximately ($0.002) per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

Our founder, CEO and director, acquired his initial shares at par value at a cost of $0.001 per share, our investors in September of 2016 acquired their shares at a cost of $0.10 per share, and our convertible note holders’ convertible notes will convert into shares of common stock at conversion prices from $0.01/share–$0.175/share, automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Outside investors, however, will pay a price of $0.25 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.049 per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company’s Common Stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	0.25	0.25	0.25	0.25
Net tangible book value per share before offering	(0.002)	(0.002)	(0.002)	(0.002)
Increase per share attributable to investors	0.050	0.039	0.027	0.014
Pro forma net tangible book value per share after offering	0.049	0.038	0.026	0.013
Dilution per share to investors	0.201	0.212	0.224	0.238

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of March 31, 2018, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

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Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. 100,000 of the shares being registered were issued to our CEO and director, Samuel Saw Peng Hao on September 15, 2016, in consideration of his transfer of 100% of the capital stock of G-MES International to the Company. 1,000,000 shares being registered were issued to 14 shareholders on or about September 16, 2016, in consideration of cash payments to the Company in the amount of $0.10 per share. 1,283,000 shares being registered have not yet been issued but are issuable upon the automatic conversion of convertible promissory notes in the aggregate principal face value of $219,200, issued between September 18, 2016, and March 23, 2017, held by 16 Selling Security Holders. Those convertible promissory notes automatically convert into shares of Common Stock and convertible into common stock at a conversion price of $0.01/share-$0.175/share immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

The percentages below are calculated based on 31,520,000 shares of our common stock issued and outstanding as of March 31, 2018.

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder		Number of Shares Offered by Selling Security Holder	Number of Shares Held After the Offerings	Percentage of Total Issued and Outstanding after the Offerings (1)
Samuel Saw Peng Hao	30,010,000		100,000	29,910,000	69.9%
Chew Beng Hoe	25,000		25,000	-	-
Foo Soo Cheng	50,000		50,000	-	-
Heng Poh Choo	550,000		100,000	450,000	1.1%
Saw Hui Xun Keith	100,000		100,000	-	-
Saw Hui Zhe Howard	100,000		100,000	-	-
Saw Peng Rui	50,000		50,000	-	-
Tan Eng Poh	50,000		50,000	-	-
Tan Muay Lan	100,000		100,000	-	-
Tay Chee Hwa (Richard)	50,000		50,000	-	-
Tay Kok Hui	100,000		100,000	-	-
Tsai Su Ling	50,000		50,000	-	-
Xie WeiXiang	100,000		100,000	-	-
Yong Siew Voon	25,000		25,000	-	-
Chong Choo Guan	100,000		100,000	-	-
Ravindran A/L Arumugam	340,000	(2)	100,000	240,000	0.6%
Chew Siang Peng	60,000	(2)	60,000	-	-
Goh Chin Soon	20,000	(2)	20,000	-	-
Lee Siew Mooi	13,000	(2)	13,000	-	-
Tan Swee Tong	80,000	(2)	80,000	-	-
William Tan Koon Leng	20,000	(2)	20,000	-	-
Ficus Avenue Plt (3)	10,000	(2)	10,000	-	-
Neo Chee Keong	200,000	(2)	100,000	100,000	0.2%
Teo Beng Guan	100,000	(2)	100,000	-	-
Chia Kim Noi	100,000	(2)	100,000	-	-
SAB Engineering (4)	50,000	(2)	50,000	-	-
Yeo Soo Huay	100,000	(2)	100,000	-	-
Lee Kok Kong	50,000	(2)	50,000	-	-
Cheah Eng Hong	100,000	(2)	100,000	-	-
Emily Tang Chai Li	30,000	(2)	30,000	-	-
Iconomy Corporate Consultancy Private Limited (5)	2,000,000	(2)	350,000	1,650,000	3.9%
Total	34,733,000		2,383,000	32,350,000	75.7%

__________________

(1)

Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are issued and sold, and no other shares of common stock are issued or sold during the offering period. Based on 31,520,000 shares of common stock issued and outstanding as of March 31, 2018, 3,273,000 shares of common stock which will be issued upon conversion of convertible notes automatically upon effectiveness of the registration statement of which this prospectus forms a part, 8,000,000 shares of common stock being sold in the Primary Offering, and 42,793,000 shares of common stock issued and outstanding after completion of the offerings.

(2)

Number of shares of common stock issuable to the Selling Security Holder upon automatic conversion of the convertible note held by such Selling Security Holder upon effectiveness of the registration statement of which this prospectus forms a part.

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(3)	Beneficially owned by Samuel Sham Chee Leong, who, upon information and belief, has sole voting power and dispositive power over the convertible stock held in the name of the shareholder, and is deemed to be the beneficial owner of the shares issuable upon conversion of the convertible note.
(4)	Beneficially owned by Soh Ah Ban, who, upon information and belief, has sole voting power and dispositive power over the convertible stock held in the name of the shareholder, and is deemed to be the beneficial owner of the shares issuable upon conversion of the convertible note.
(5)	Beneficially owned by Chan Mei Lee, who, upon information and belief, has sole voting power and dispositive power over the convertible stock held in the name of the shareholder, and is deemed to be the beneficial owner of the shares issuable upon conversion of the convertible note.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 18 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

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Overview

G-MES Holdings Inc., incorporated under the laws of the State of Nevada on August 15, 2016, is focused on providing home safety and floor safety products and services in Southeast Asia through its wholly owned Singapore subsidiary, G-MES International PTE Ltd (“G-MES International”). G-MES International is the exclusive Singapore distributor for the SlipDoctor™ range of products manufactured by SoftTec Products, LP (the “Supplier”) based in Carrollton, Texas, pursuant to an exclusive master distributor agreement with the Supplier permitting G-MES International to market, sell and distribute the Supplier’s products in Singapore until June of 2019, and obtain exclusivity to China, Hong Kong, Japan, Korea and the Southeast Asia region. The SlipDoctor™ range of products has been branded by the Company in Singapore as the “SlipMedic” range of products.

These products cover a wide range of slip resistance products that improve floor safety, and these products provide slip resistance that surpasses guidelines recommended by the ADA/OSHA for floor safety. The products include floor treatment formulas catering to different flooring materials and application requirements including home and residential, industrial, swimming pool, and marine applications.

Our Singapore subsidiary, G-MES International, was acquired by the Company in September of 2016 shortly after the Company’s incorporation. Our CEO, Mr. Saw Peng Hao, founded and controlled the Company prior to the acquisition of G-MES International, and he also was the sole owner of and controlled G-MES International prior to our acquisition of it. Since the acquisition transaction was between entities under common control, and G-MES International is now a wholly owned subsidiary of the Company after completion of the acquisition, the Company has reported its results of operations herein in a manner similar to a pooling of interests and has consolidated financial results since the initial date that the Company and G-MES International were under common control beginning in August 15, 2016. Our results of operations prior to the Company’s incorporation in August of 2016 include the results of operations of our Singapore subsidiary prior to that date.

Plan of Operation

G-MES International is currently one of the largest floor safety solution providers in Singapore in terms of market share, and our plan is to acquire manufacturing rights to the Supplier’s products and expand the distribution of the products to the regional market, including other countries in Southeast Asia, Hong Kong, mainland China, and Japan. There is no assurance that we will be able to acquire those manufacturing rights, or that if we do so, that we will be able to expand distribution of the products outside of Singapore.

During the next 12 months, the Company intends to develop trade distribution channels with key retailers and strategic distribution partners outside of Singapore in order to grow into geographic markets outside of Singapore and increase the Company’s customer base. The Company plans to hire sales and field personnel to distribute the Company’s products outside of Singapore, specifically in more-developed regions like Hong Kong, commercial centers in mainland China and large cities in other Southeast Asian countries. The Company intends to initially focus its expansion efforts on the Hong Kong market as population demographics in Hong Kong are similar to those in Singapore. The Company also intends to conduct a marketing campaign internationally and explore expansion into the Americas, namely wetter geographic areas and commercial centers in Central and South America with markets for the Company’s anti-slip products and services. Finally, the Company plans to invest in product development, plant manufacturing, marketing, branding, and sales activities along with other operational support activities. Additional capital resources will be necessary to pursue these activities.

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Results of Operations

Three months ended March 31, 2018 and 2017

The following summary of our results of operations should be read in conjunction with our consolidated financial statements for the three months ended March 31, 2018 and 2017, which are included herein.

Our operating results for the three months ended March 31, 2018 and 2017, and the changes between those periods for the respective items are summarized as follows:

	Three months ended
	March 31,		Change
	2018	2017	Amount	Percentage
Revenue	$258,272	$180,737	$77,535	43%
Cost of revenue	$185	$8,607	$(8,422)	(98)%
Gross profit	$258,087	$172,130	$85,957	50%
Gross profit percentage	100%	95%	N/A	N/A
Operating income (loss)	$13,122	$(192,929)	$206,051	107%
Other income	$(13,745)	$57,373	$(71,118)	124%
Net loss	$(623)	$(135,556)	$134,933	100%

Revenue

The following table presents revenues for the three months ended March 31, 2018 and 2017:

	Three months ended
	March 31,		Change
	2018	2017	Amount	Percentage
Service income	$204,660	$154,141	$50,519	33%
Retail sales	$53,612	$26,596	$27,016	102%

For the three months ended March 31, 2018, our total revenues increased $77,535 or 43% due to the continued marketing and advertising efforts. We recognized revenues from both government and private sector projects, where customers use our services of performing anti-slip chemical treatments on floorings and tiles and purchase those treatment products directly.

Service income increased $50,519 or 33% in 2018 from $154,141 in 2017. The increase in service income was primarily due to an increase in government tenders awarded. Retail sales increased $27,016 or 102% in 2018 from $26,596 in 2017. The increase in retail sales is primarily due to introduction of social media marketing.

Gross Profit

Gross profit increased $85,957 or 50% in 2018 from $172,130 in 2017. The reason for the change in gross profit was primarily due to an increase in revenue. Cost of revenue consists of chemical solution costs and retail pack product packaging costs.

Cost of revenue decreased by 98% during 2018 compared to 2017. The change was primarily due to discounts given by supplier.

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Operating Income (Loss)

Operating income increased $206,051 or 107% during 2018 as compared to 2017. The following table presents operating expenses for the three months ended March 31, 2018 and 2017:

	Three months ended
	March 31,		Change
	2018	2017	Amount	Percentage
General and administration	$200,792	$250,149	$(49,357)	(20)%
Professional fees	25,671	105,530	(79,859)	(76)%
Depreciation	18,502	9,380	9,122	97%
Total operating expense	$244,965	$365,059	$(120,094)	(33)%

We realized a decrease of 20% in general and administrative expenses during 2018 as compared to 2017, primarily due to a significant decrease in marketing expenses, where we reduced our investment in advertising and marketing activities which includes engagement of celebrities as brand ambassadors, and production of television commercials, sponsorship of movies and publicity campaigns, such as running our ads on/in public buses, taxicabs and train stations during 2018. We realized a decrease of $76% in professional fees during 2018 as compared to 2017, primarily due to decreased legal, accounting and consulting fees associated with preparation of our registration statement of which this prospectus forms a part.

Other Income (Expense)

The following table presents other income and expenses for the three months ended March 31, 2018 and 2017:

	Three months ended
	March 31,		Change
	2018	2017	Amount	Percentage
Interest expense	$(14,484)	$(6,133)	$(8,351)	136%
Other income	739	63,506	(62,767)	(99)%
Total other income (expense)	$(13,745)	$57,373	$(71,118)	(124)%

Interest expense increased during 2018, as compared to 2017, due to increases in bank loans and capital leases during the three months ended 2018 as compared to 2017.

Other income consists mainly of employment credits provided by Ministry of Manpower, rebates provided by vendors and interest income.

Net loss

Net loss decreased by $134,933 to $623, or 100%, during 2018, from $135,556 in 2017.

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Liquidity and Capital Resources

Working Capital

The following table presents our work capital position as at March 31, 2018 and December 31, 2017:

	March 31,	December 31,	Change
	2018	2017	Amount	Percentage
Cash and cash equivalents	$58,921	$22,850	$36,071	158%

Current assets	$500,611	$549,044	$(48,433)	(9)%
Current liabilities	623,089	659,198	(36,109)	(5)%
Working capital	$(122,478)	$(110,154)	$(12,324)	11%

The change in working capital during the three months ended March 31, 2018, was primarily due to a decrease in current assets of $48,433 offset by a decrease in liabilities of $36,109. Current assets decreased primarily due to a decrease in accounts receivable of $68,328 offset by an increase in cash of $36,071. Current liabilities decreased primarily due to a decrease in accounts payable of $68,424 offset by an increase in due to related party of $31,114. The decrease in accounts payable is due to the decrease in operating expenses.

As of March 31, 2018, we had a working capital deficit of $122,478 consisting of cash on hand of $58,921, as compared to a working capital deficit of $110,154 and cash of $22,850 as of December 31, 2017. This was due to an increase in manpower costs. Our Day Sales Outstanding (“DSO”) ratio for the period ended March 31, 2018, and for the year ended December 31, 2017, were  145 days and 150 days , respectively.

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Cash Flow

We fund our operations with cash generated from sales, capital contributions, debt, and issuances of common stock.

The following tables presents our cash flow for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,		Change 2018 Versus
	2018	2017	2017
Cash Flows Provided from (Used in) Operating Activities	$38,809	$(200,199)	$239,008
Cash Flows Used in Investing Activities	(34,431)	-	(34,431)
Cash Flows Provided by Financing Activities	31,037	69,206	(38,169)
Effects on changes in foreign exchange rate	656	12,225	(11,569)
Net increase in Cash During Period	$36,071	$(118,768)	$154,839

Cash Flows from Operating Activities

For the three months ended March 31, 2018, net cash flows provided by operating activities consisted of a net loss of $623, reduced by depreciation of $18,502 and bad debt expenses of $4,049 and increased by a net change in operating assets and liabilities of $16,881. For the three months ended March 31, 2017, net cash flows used in operating activities consisted of a net loss of $135,556, reduced by depreciation of $9,380, and increased by a net increase in change of operating assets and liabilities of $74,023.

Cash Flows from Investing Activities

For the three months ended March 31, 2018 and 2017, we used $34,431 and $0, respectively, for purchases of property and equipment.

Cash Flows from Financing Activities

For the three months ended March 31, 2018 and 2017, cash provided by financing activities was $31,037 and $69,206, respectively. For the three months ended March 31, 2018, we received $34,279 from bank loans, $30,158 from proceeds from related party, and used $28,293 for repayments of bank loans and $5,107 for repayments of capital lease obligations. For the three months ended March 31, 2017, we received $99,000 from the issuance of convertible notes, and used $19,591 for net repayments in loans and $10,203 for repayment of capital lease obligations.

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Year Ended December 31, 2017 and 2016

The following summary of our results of operations should be read in conjunction with our consolidated financial statements for the years ended December 31, 2017 and 2016, which are included herein.

Our operating results for the year ended December 31, 2017 and 2016, and the changes between those periods for the respective items are summarized as follows:

	Year ended
	December 31,		Change
	2017	2016	Amount	Percentage
Revenue	$1,150,171	$1,113,020	$37,151	3%
Cost of revenue	$84,530	$82,118	$2,412	3%
Gross profit	$1,065,641	$1,030,902	$34,739	3%
Gross profit percentage	93%	93%	N/A	N/A
Operating loss	$(233,960)	$(554,982)	$321,022	58%
Other income	$35,156	$52,813	$(17,657)	33%
Net loss	$(198,804)	$(502,169)	$303,365	60%

Revenue

The following table presents revenues for the year ended December 31, 201 7 and 201 6 :

	Year ended
	December 31,		Change
	2017	2016	Amount	Percentage
Service income	$1,085,150	$916,730	$168,420	18%
Retail sales	$65,021	$196,290	$(131,269)	(67)%

For the year ended December 31, 2017, our total revenues increased $37,151 or 3% due to the continued marketing and advertising efforts in. We recognized revenues from both government and private sector projects, where customers use our services of performing anti-slip chemical treatments on floorings and tiles and purchase those treatment products directly.

Service income increased $168,420 or 18% in 2017 from $916,730 in 2016. The increase in service income was primarily due to an increase in government tenders awarded. Retail sales decreased $131,269 or 67% in 2017 from $196,290 in 2016. The decrease in retail sales is primarily due to re-allocation of marketing resources to procure more service contracts which are more lucrative in nature.

Gross Profit

Gross profit increased $34,739 or 3% in 2017 from $1,030,902 in 2016. The reason for the change in gross profit was primarily due to an increase in revenue. Cost of revenue consists of chemical solution costs and retail pack product packaging costs.

Cost of revenue increased by 3% during 2017 compared to 2016. The change was primarily due to the increase in revenue of 3%. costs associated with launch of our retail pack products, where additional costs are involved in manufacturing retail pack bottles, packaging and labels.

Operating Loss

Operating loss decreased $321,022 or 58% during 2017 as compared to 2016. The following table presents operating expenses for 2017 and 2016:

	Year ended
	December 31,		Change
	2017	2016	Amount	Percentage
General and administration	$935,474	$1,372,156	$(436,682)	(32)%
Professional fees	317,963	163,565	154,398	94%
Depreciation	46,164	50,163	(3,999)	(8)%
Total operating expense	$1,299,601	$1,585,884	$(286,283)	(18)%

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We realized a decrease of 32% in general and administrative expenses during 2017 as compared to 2016, primarily due to a significant decrease in marketing expenses, where we reduced our investment in advertising and marketing activities which includes engagement of celebrities as brand ambassadors, and production of television commercials, sponsorship of movies and publicity campaigns, such as running our ads on/in public buses, taxicabs and train stations during 2017. We realized an increase of $154,398 in professional fees during 2017 as compared to 2016, primarily due to increased legal, accounting and consulting fees associated with preparation of our registration statement of which this prospectus forms a part.

Other Income (Expense)

The following table presents other income and expenses for 2017 and 2016:

	Year ended
	December 31,		Change
	2017	2016	Amount	Percentage
Interest expense	$(39,030)	$(19,555)	$(19,475)	100%
Other income	74,186	72,368	(1,818)	(3)%
Total other expense	$35,156	$52,813	$17,657	(33)%

Interest expense increased during 2017, as compared to 2016, due to increases in bank loans, capital leases and convertible notes during the year ended 2017 as compared to 2016.

Other income consists mainly of employment credits provided by Ministry of Manpower, rebates provided by vendors and interest income.

Net loss

Net loss decreased by $303,365, or 60%, during 2017, from $502,169 in 2016.

Liquidity and Capital Resources

Working Capital

The following table presents our work capital position as at December 31, 2017 and 2016:

	December 31,	December 31,	Change
	2017	2016	Amount	Percentage
Cash and cash equivalents	$22,850	$230,640	$(207,790)	(90)%

Current assets	$549,044	$506,043	$43,001	8%
Current liabilities	659,198	348,965	310,233	89%
Working capital (deficiency)	$(110,154)	$157,078	$(267,232)	(170)%

The change in working capital during the year ended December 31, 2017, was primarily due to an increase in current liabilities of $310,233. Current liabilities increased due to increased accounts payable and borrowings during 2017, which resulted in convertible notes payable, the current portion of capital leases and the current portion of loans payable of $349,080, as compared to $220,814 as at December 31, 2016. Cash decreased as of December 31, 2017, by $207,790 to $22,850.

As of December 31, 2017, we had a working capital deficit of $110,154 consisting of cash on hand of $22,850, as compared to a working capital surplus of $157,078 and cash of $230,640 as of December 31, 2016. This deterioration of $267,232 is due to delays in payment collections. This could be seen in our Day Sales Outstanding (“DSO”) ratio for the aforesaid periods, which were  150 days and 86 days , respectively. The deterioration is largely due to lack of credit management policies and a shortage of debt collection manpower. We faced liquidity challenges during the period, which led to injections of additional funds by related parties of $41,115 and an increase in bank borrowings for the year ended December 31, 2017.

Payments from customers are collected on a progressive basis, where every month we bill customers by submitting a “Progressive Claim” based on the work completed for that month. Typically, as defined in contract with the customer, such progressive claims are submitted on the pre-defined day of each calendar month. Thereafter, the customer is given an additional period of around three weeks to issue an interim payment certificate. Thereafter, 90% of the amount would be due within 35 days from the date the interim payment certificate is issued. This effectively could add up to as long as 90 days for the first 90% of the progressive payment to be collected.

For the remaining 10% of the amount due, it is typically deemed as a retention that would only be due within 30 days after a Defect Liability Period, which typically lasts for 12 months after the completion of a given project. This means that typically we are not paid the remaining 10% for more than a year from the delivery of work for a given project.

29

Cash Flow

We fund our operations with cash generated from sales, capital contributions, debt, and issuances of common stock.

The following tables presents our cash flow for the years ended December 31, 2017 and 2016:

	Year ended December 31,		Change 2017 Versus
	2017	2016	2016
Cash Flows Used in Operating Activities	$(238,729)	$(312,166)	$73,437
Cash Flows Used in Investing Activities	(117,852)	(230,202)	112,350
Cash Flows Provided by Financing Activities	135,047	692,746	(557,699)
Effects on changes in foreign exchange rate	13,744	(10,002)	23,746
Net (decrease) increase in Cash During Period	$(207,790)	$140,376	$(348,166)

Cash Flows from Operating Activities

We did not generate positive cash flows from operating activities for the year ended December 31, 2017 and 2016.

For the year ended December 31, 2017, net cash flows used in operating activities consisted of a net loss of $198,804, reduced by depreciation of $46,164, stock based compensation of $6,000, bad debt expenses of 12,162, loss on disposal of asset of $2,094, and increased by a net change in operating assets and liabilities of $106,345. For the year ended December 31, 2016, net cash flows used in operating activities consisted of a net loss of $502,169, reduced by depreciation of $50,143, stock-based compensation of $10, and by a net increase in the change of operating assets and liabilities of $139,830.

Cash Flows from Investing Activities

For the years ended December 31, 2017 and 2016, we used $117,852 and $230,202, respectively, for purchases of property and equipment.

Cash Flows from Financing Activities

For the years ended December 31, 2017 and 2016, cash provided by financing activities was $135,047 and $692,746, respectively. For the year ended December 31, 2017, we received $110,432 from bank loans, $99,000 from the issuance of convertible notes, $43,397 from proceeds from related party, and used $104,527 for repayments of bank loans and $13,255 for repayments of capital lease obligations. For the year ended December 31, 2016, we received $140,000 from the issuance of common stock, $475,495 from bank loans, $120,200 from the issuance of convertible notes, and used $28,423 for repayments of bank loans and $14,526 for repayments of capital lease obligations.

30

Anticipated Cash Requirements

We estimate that our expenses to further implement our plan of operations over the next 12 months, will be approximately $2,000,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements and the filing of the registration statement of which this prospectus forms a part.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$33,250
Costs Associated with Being a Public Company	15,000
Inventory & Product Development	270,000
Trade Shows and Travel	268,000
Website Development	50,000
Rental	68,000
Advertising and Marketing	429,000
Staffing	80,000
General Working Capital	286,750
Cash Reserves	500,000
Total	$2,000,000

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a reserve sum for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through business operations, future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 2, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements included in this Form S-1, describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 605, ”Revenue Recognition,” only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;

ii)	Service has been provided or when customers take possession of products;

iii)	The fee is fixed or determinable; and,

iv)	Collection is reasonably assured.

Service income is derived progressively based on the amount of work rendered. A contract site typically comprises of hundreds to thousands of units that requires the application of the chemical solutions. Revenue from service income is recognized progressively based on the number of units completed.

Sales income is derived from direct sales of bottled chemical solutions only. It could be sold in bulk or in retail packs.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

32

DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on August 15, 2016, and it acquired G-MES International PTE Ltd (“G-MES International”), a Singapore company focused on providing home safety and floor safety products, in September of 2016. G-MES International, formed in December of 2014, is the exclusive regional distributor for the SlipDoctor™ range of products manufactured by SoftTec Products, LP (the “Supplier”) based in Carrollton, Texas, pursuant to an exclusive master distributor agreement with the Supplier permitting G-MES International to market, sell and distribute the Supplier’s products in Singapore until June of 2019, and obtain exclusivity to China, Hong Kong, Japan, Korea and the Southeast Asia region. As G-MES-International is the wholly owned operational subsidiary of the Company, references to the “Company” herein refer to both G-MES Holdings Inc., the parent Nevada corporation, and G-MES International, the Singapore subsidiary.

The Company’s fiscal year end is December 31st, its telephone number is +65-6659-6808, and the address of its principal executive office is:

G-MES Holdings Inc.

280 Woodlands Industrial Park E5

#09-44, Harvest @ Woodlands Building,

Singapore, 757322

The Company is currently one of the largest floor safety solutions providers in Singapore in terms of market share through its Singapore operational subsidiary G-MES International. G-MES International, has been operating as a floor-safety solutions providers in Singapore since its incorporation in 2014. It initially focused on catering its products and services to the public sector of Singapore, particularly to the public healthcare and public housing sectors, and has since expanded operations to the private sector. It was operating in both the public and private sectors when the Company acquired it in September of 2016.

Since G-MES International’s inception in 2014, it has grown to be the largest floor safety contractor contracted by the government of Singapore via its public housing arm, the Housing Development Board (HDB) of Singapore. G-MES International has acquired more than 90% of the market share of two main HDB projects, namely the Enhancement for Active Seniors (EASE) project, where it is the sole contractor, and the Home Improvement Programme (HIP), which will last through 2018. The work performed for these two projects is primarily for Slip Resistance Treatment (SRT) of bathroom tiles of old public housing units that are governed by the projects, with the cost of the treatments subsidized by the Singapore government. G-MES International has been a client of the Supplier since its inception in 2014 prior to acquiring exclusive regional distributorship rights in 2016 for the SlipDoctor™ range of products manufactured by the Supplier.

Besides being the market leader in the public residential market segment, the Company is taking a leading position in the healthcare, and hotel and hospitality sectors as well. In the healthcare sector alone, many public healthcare organizations such as the Health Promotion Board of Singapore, National University Hospital of Singapore, Tan Tock Seng Hospital and Khoo Teck Phuat Hospital are adopters of the Company’s products. In the hotel and hospitality sector, international brands such as Hilton, Hotel Jen, Intercontinental Hotel, and Holiday Inn have adopted the Company’s product as well. The Company has also recently released the do-it-yourself (DIY) retail packs targeted at the mass market and has achieved close to $100,000 worth of sales from its inaugural soft launch of the DIY packs.

The success of the Company has largely been attributed to its dedication and attention to the quality standards and performance reliability of its products, and the brand positioning and publicity efforts of the Company. The Company believes that it has taken a leading position in the areas of consistency, effectiveness and smell. It has invested extensively into a full suite of publicity campaigns, including advertisements in television, social media, vinyl prints on public transportation, as well as newspapers and magazines in Singapore. These efforts have focused on seeking to raise public awareness of the importance of floor safety.

The Company’s plans to expand operations by both acquiring manufacturing rights to the Supplier’s products, and expanding the distribution of our products to the regional market, including other countries in Southeast Asia, Hong Kong, mainland China, and Japan. There is no assurance that we will be able to acquire those manufacturing rights, or that if we do so, that we will be able to expand distribution of the products outside of Singapore.

During the next 12 months, the Company intends to develop trade distribution channels with key retailers and strategic distribution partners outside of Singapore in order to grow into geographic markets outside of Singapore and increase the Company’s customer base. The Company plans to hire sales and field personnel to distribute the Company’s products outside of Singapore, specifically in more-developed regions like Hong Kong, commercial centers in mainland China and large cities in other Southeast Asian countries. The Company intends to initially focus its expansion efforts on the Hong Kong market as population demographics in Hong Kong are similar to those in Singapore. The Company plans to incorporate a new subsidiary, G-MES Asia Pacific (HK) Limited, but it has not done so yet.

The Company also intends to conduct a marketing campaign internationally and explore expansion into the Americas, namely wetter geographic areas and commercial centers in Central and South America with markets for the Company’s anti-slip products and services. Finally, the Company plans to invest in product development, plant manufacturing, marketing, branding, and sales activities along with other operational support activities. Additional capital resources will be necessary to pursue these activities.

Products

The Company’s Supplier has developed different types of slip resistance products customized for optimal results in different application purposes, which have been branded by the Company as the “SlipMedic” range of products in Singapore. The “SlipMedic” range of products include Stone Grip, Stone MG, Floor Grip, Deck Grip, Turf Grip, Turf-EGrip, Coat Grip, Adhesion Grip Tape, Floor Mat, Industrial-Marine Coat.

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SlipMedic’s Deck Grip

SlipMedic’s Deck Grip is a non-yellowing, water-based, blended, polymer-based, high solids, liquid sealer for decorative concrete. The product is clear, transparent and easy to apply. SlipMedic’s Deck Grip also offers greatly improved chemical resistance when compared to standard acrylic-only based curing and sealing compounds. The product has been formulated to seal and protect decorative colored concrete by producing a hard, yet flexible, clear film. The compound contains a slip-resistant additive, which produces a slip-resistant surface, for use on traditionally slippery areas. This product is specifically formulated for the residential decorative concrete market.

Uses:

SlipMedic’s Deck Grip is designed for various applications, including exterior concrete surfaces, driveways, patios, swimming pool areas and exposed aggregate, as well as any exterior surface where protection and sealing of concrete is desired. The use of SlipMedic’s Deck Grip on any exterior concrete surface provides a durable, long-lasting finish that has improved resistance to chemicals, oil, grease, deicing salts and abrasion.

Key Features:

-	Provides a totally clear membrane that will not yellow.

-	Seals all concrete surfaces, providing a glossy appearance and easier clean-up.

-	Offers excellent slip resistance for slippery surfaces.

-	Dustproofs concrete with a tough, durable film.

-	Helps minimize spalling of exterior concrete.

-	Applies easily.

-	May be used on all concrete surfaces, including stamped or stained concrete.

-	Provides a clear, tough film, which improves abrasion and stain resistance.

-	Seals and enhances the beauty of many concrete surfaces for years.

-	Can be recoated after thorough surface cleaning to restore original beauty.

-	Dried film is USDA accepted.

-	Offers improved resistance to rain, sun, freezing temperatures, most acids and industrial chemicals, oil, grease, deicing salts, cleaning agents (except aromatic solvents), caustics, airborne soot, dust and other pollutants.

Suitable surfaces:

Most Stone Surfaces, Concrete Finishes, Wood Decking Surfaces, Unpainted Areas

Specifications:

SlipMedic’s Floor Grip

SlipMedic’s Floor Grip adds a high shine to any surface. Included is SlipMedic’s additive for increased traction. Once applied to a surface you will have a great looking textured coating with great traction in wet or dry conditions. No need to change your current cleaning regimen or make any changes in floor care.

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Key Features:

•	A water-based acrylic treatment

•	Non-Yellowing

•	Can be used indoors or outdoors

•	Increases the co-efficient of friction

•	Easy application and low odour

•	Improve appearance with high gloss

•	One application can last for years

SlipMedic’s Floor Grip is a non-yellowing, water-based epoxy-acrylic designed for interior or exterior sealing applications. Floor Grip is a high solids coating that provides a superior high gloss finish to a multitude of interior horizontal or vertical concrete and masonry finishes. It is self-crosslinking, which provides better film formation, early water resistance, adhesion, toughness and outstanding efflorescence and alkali resistance. It can be applied to green concrete. It provides enhanced performance over traditional acrylics with better flexibility, chemical resistance, non-blushing, adhesion, durability and hot tire resistance.

Specifications:

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Suitable surfaces:

Most Stone Surfaces, Concrete Finishes, Interior Vinyl, Laminations, Parquet, Most Timber or Acrylic Surfaces, Porcelain, Ceramics Tiles.

SlipMedic’s Stone Grip

SlipMedic’s Stone Grip is a water-based liquid. It is not a coating that can wear and that requires repeated re-application. Treatment was formulated to be a quick, easy application on natural stone floors. This process handled by our trained applicators will increase the coefficient of friction and will typically be effective for at least 1 year with one application, and dependent on post-treatment maintenance, it may last even longer. Once treated, the floor can be put back into use immediately. Good housekeeping practices are assumed.

Key Features:

•	A clear chemical treatment

•	Increases the co-efficient of friction

•	Easy application and low odour

•	Does not noticeably alter the appearance of the surface

•	One application can last over two years

•	Can be used indoors or outdoors

•	Easy application and low odor

•	Does not noticeably alter the appearance of the surface

•	One application can last over two years

•	Can be used indoors or outdoors

•	Weather resistance

•	Effective high traction solution with no appearance change

Typical Applications: Hotels, motels, resorts, senior living facilities, restaurants, kitchens, bathrooms, swimming pool decks, patios, gyms, or any other wet & slippery surface.

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Suitable surfaces:

Granite, Marble, Limestone, Travertine, Natural Stone, Concrete Ceramic Tile, Homogenous Tile, Glazed Tile, Porcelain Tile, Slate, Terrazzo, Quarry Tile.

Test Report by Singapore SS485:2011

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SlipMedic’s Stone MG Grip

SlipMedic’s Stone MG Grip is a penetrating sealer designed to provide anti-slip protection on highly polished surfaces like marble and granite. SlipMedic’s Stone MG Grip is not a coating and will not change the look and feel of your floor. Simply Stone MG Grip to your surface and in hours you can enjoy your safe and great-looking floor just like original.

Key Features:

•	Increases the coefficient of friction

•	Easy application

•	Use on any polished stone

•	No appearance change

•	Can be used indoors or outdoors

•	Water resistance

•	Retains original color and look

•	Stain resistance

•	Effective high traction solution with no appearance change

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Typical Applications: Hotels, motels, resorts, senior living facilities, restaurants, kitchens, bathrooms, swimming pool decks, patios, gyms, or any other highly polished slippery surface.

Suitable surfaces:

Granite, Marble, Limestone, Travertine, Natural Stone, Concrete Ceramic Tile, Grout, Glazed Tile, Porcelain Tile, Slate, Terrazzo, Quarry Tile

Residue Removal:

To remove accumulated SlipMedic’s Stone MG Grip residue, use any residue remover as directed. It will be dry to the touch in 1-3 hours and may be used for normal foot traffic. For optimum results the area should be kept dry and free from staining materials for 72 hours.

SlipMedic’s Tuff Grip

SlipMedic’s Tuff Grip is a water-based roll-on coating that can be applied to almost any surface. This product is environmentally and user friendly. Tuff Grip is flexible so it is chip, scuff and impact resistant and has tenacious adhesion which means a long service life. It cures by cross linking and evaporation and air dries quickly while it is also nonflammable for safe application. While we provide Tuff Grip in several standard colors, we can match almost any color so you can enjoy a unique color scheme by applying our custom color products.

SlipMedic’s Tuff Grip can be applied to concrete, wood, metal, fiberglass and more.

Key Features:

•	Available in 15 colors and clear

•	Increases the coefficient of friction

•	Easy application

•	No odor

•	Can be used indoors or outdoors

•	Great for high traffic areas

SlipMedic’s Tuff Grip coatings have been formulated for use on fiberglass, concrete, wood and primed metal surfaces. When used properly, these products provide a tough, anti-slip coating for walkways, steps, ramps, boat decks, docks, pool areas, locker room floors, and a variety of other uses. These coatings are also ideal for pleasure boats, pool areas, locker rooms and sites where standard anti-slip products were felt to be too abrasive for small children and even for many adults.

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Tuff Grip is a more aggressive coating for areas where maximum traction is required such as industrial and commercial higher traffic areas. These products have been subjected to prolonged use on boats, industrial facilities and other wet environments and have proven to be very durable while providing a beautiful and effective anti-slip surface.

SlipMedic’s Tuff-E Grip

SlipMedic’s Tuff-E Grip is a water-based roll-on coating that can be applied to almost any surface. This product is environmentally and user friendly. Tuff-E Grip is flexible so it is chip, scuff and impact resistant and has tenacious adhesion which means a long service life. It cures by cross linking and evaporation and air dries quickly while it is also nonflammable for safe application. While we provide Tuff Grip in several standard colors, we can match almost any color so you can enjoy a unique color scheme by applying our custom color products.

SlipMedic’s Tuff-E Grip can be applied to concrete, wood, metal, fiberglass and more.

Key Features:

•	Available in 15 colors and clear

•	Increases the coefficient of friction

•	Easy application

•	No odor

•	Can be used indoors or outdoors

•	Great for high traffic areas

SlipMedic’s Tuff-E Grip Coatings have been formulated for use on tiled floorings, fiberglass, concrete, wood and primed metal surfaces. When used properly, these products provide a tough, anti-slip coating for walkways, steps, ramps, boat decks, docks, pool areas, locker room floors, and a variety of other uses. is best for pleasure boats, pool areas, locker rooms and sites where standard anti-slip products were felt to be too abrasive for small children and even for many adults.

Tuff-E Grip is a more aggressive coating for areas where maximum traction is required such as industrial and commercial higher traffic areas. These products have been subjected to prolonged use on boats, industrial facilities and other wet environments and have proven to be very durable while providing a beautiful and effective anti-slip surface.

SlipMedic RRC (Elastomeric White Reflective Roof Coating)

An elastomeric acrylic, pigmented, high solids coating designed to prolong the life of existing roof structures and protect against water penetration. Besides creating a vapor barrier, this heavy bodied elastomeric system provides excellent flexibility, durability, and long-term protection against water pooling and temperature extremes. SlipMedic RRC white finish reflects the heat created from the sun and reduces both building structure temperature and interior cooling expenses. SlipMedic RRC contains waterborne emulsions of inert pigments in an acrylic binder. Contents are non-flammable and emit no hazardous vapors.

Recommended Uses:

Substrates include new and existing roof systems, including concrete, galvanized and baked finish metal, conventional bituminous built up roofs, urethane and polyurethane foam, asphalt roof shingles, wood and clay tile.

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Product Benefits:

•	Excellent Dirt Pick Up Resistance

•	Excellent Resistance to Water Permeation

•	Reduces Interior Building Temperature

•	Excellent Resistance to UV Exposure

•	Excellent Resistance to Low Temperature Cracking

•	Long term Protection and Excellent Resistance against Driving Rain and Weathering

•	Bridges Hairline Cracks

•	Excellent Elongation and Flexibility for Building Movement

•	Excellent Adhesion to Various Roofing Substrates

•	Environmentally Safe

•	Non Flammable

•	Soap and Water Clean-up

•	Low Odor

APPLICATION

Application Precautions & Limitations: Apply when surface, air and product are above 50 degrees F (10 degrees C) and at least 5 degrees F (3 degrees C) above the dew point.

PROTECT FROM FREEZING

Allow 72 hours drying between primer and 1st coat of 1019 finish for maximum protection.

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Coat Grip

•	A versatile colored coating designed to help traction on metals, wood, timber, glass and so forth

•	Useful for areas need to be renewed with multiples of colors

•	Extreme strong adhesion with provision on fullest durability

•	Application areas for ramps, decking, drainways, pathways, painted areas, ladders & so many more

Adhesion Grip

•	One of the most common solution to provide extreme tractions at designated spot areas

•	Useful for staircase, path perimeters, linkway, platform marking and most public areas

Anti-Slip Matting

•	Most economical choice

•	Wide range of color choices to accommodate soothing environment

Competition

The floor safety industry is very competitive, and there are numerous manufacturers and distributors of anti-slip products worldwide. There are a substantial number of traditional operations that compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company.

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Market Opportunity

Singapore Aging Population:

Based on the figures published by the Singapore Statistical Board, the elderly population in Singapore aged 65 years and above has increased from approximately 220,000 in 2000 to approximately 440,000 in 2016. It is further expected to increase to approximately 900,000 by 2030. With the increasing growth in the aging population in Singapore, there is an urgent and increasing demand for floor safety.

Additionally, there is a significant death rate in Singapore due to slip-and-fall accidents.

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Source: REGISTRY OF BIRTHS AND DEATHS IMMIGRATION AND CHECKPOINTS AUTHORITY SINGAPORE

The death rate due to falls in Singapore ranked third consecutively for the past three years. Based on the 2015 statistics, 58.9% of deaths due to falls are individuals age 60 and above.

We believe that these statistics are similar across many large cities in Southeast Asia, and we plan to target these markets to provide a cost-effective solution to floor safety.

Hong Kong Aging Population:

Hong Kong has similar demographics to those of Singapore outlined above, but with a greater populations, and we are therefore targeting it as first non-Singapore market for expansion as we believe the Hong Kong market will respond positively to our anti-slip products and services as Singapore has.

Based on Wikipedia 2017 figures, Hong Kong has a larger population (7.08 million vs 5.18 million for Singapore) with Gross Domestic Output (GDP) of $351.12 billion (as compared to Singapore’s $314.91 billion). The Big Mac Index published by The Economist suggests that the purchasing power parity (PPP) of Hong Kong is trending near that of Singapore at $1.94 (versus Singapore’s $3.65). The average salary in Hong Kong is close to Singapore’s at $2,716.32, compared to $3,052.32 in Singapore. This suggests that we can expect a similar market for our products and services and a similar profit margin if we were to sell our products in Hong Kong.

Further, it seems that Hong Kong’s death rate due to falls have consistently been ranked as the second highest amongst all death due to unnatural causes. This can be further evidenced by the data presented in the table below.

	2014		2013		2012
Causes	Number of Deaths	Death Rate (per 100,000 population of respective age group)	Number of Deaths	Death Rate (per 100,000 population of respective age group)	Number of Deaths	Death Rate (per 100,000 population of respective age group)
Intentional self-harm	926	12.8	999	13.9	822	11.5
Falls	241	3.3	232	3.2	234	3.3
Transport accidents	127	1.8	140	1.9	136	1.9
Accidental poisoning by and exposure to noxious substances	140	1.9	137	1.9	145	2.0
Accidental drowning and submersion	32	0.4	30	0.4	29	0.4
Assault	13	0.2	27	0.4	18	0.3
Exposure to smoke, fire and flames	4	0.1	18	0.3	3	<0.05
All other external causes of death	351	4.8	277	3.9	268	3.7
All external causes	1,834	25.3	1,860	25.9	1,655	23.1

Source: HealthyHK, Department of Health, The Government of Hong Kong SAR

http://www.healthyhk.gov.hk/phisweb/en/health_info/non_comm_dis/ext_causes_of_morb_mort/report.html

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Additionally, the population in Hong Kong is generally aging as well. Hong Kong’s Financial Secretary stated in the 2013-2014 budget speech as follows:

The average life expectancy of Hong Kong people is continuously increasing. We must not overlook the challenges posed by an ageing population.

Last year, the number of elderly people aged 65 and over was 980,000, representing 14 per cent of our population. This proportion continues to rise. According to the latest projection, the number of elderly people will increase significantly to 2.56 million by 2041, representing 30 per cent of our population. As for the elderly dependency ratio in Hong Kong, ten persons of working age (i.e. people aged 15 to 64) supported one dependent elderly person financially in the early 1980s, but the ratio has dropped to five persons supporting one dependent elderly person now. After 20 years, the ratio will further drop to just two persons supporting one dependent elderly person. . . .

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With an increase in the number of the elderly, a shrinking working population, reduction in the number of taxpayers and decelerated economic growth, I expect that the growth of government revenue will drop substantially if our tax regime remains unchanged. Meanwhile, expenditure on welfare and healthcare will soar. We may not be able to make ends meet. Some may think that the purpose of building up ample fiscal reserves is to provide a sufficient reserve capital for Hong Kong when our recurrent revenue is not sufficient to cover expenditure. I would say that this is not wrong but is a rather one-sided view. Of course, we can draw on our reserves to tackle short-term financial fluctuations. Yet fiscal reserves is not a regular revenue, it is all that we have at our disposal. The reserves can be exhausted. Prolonged depletion of the reserves to meet ever-increasing recurrent expenditure is not sustainable. Recurrent expenditure must be funded by sustainable revenue.

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With these challenging demographic shifts anticipated to occur in Hong Kong, we believe there will be a strong market for our anti-slip products in Hong Kong, and we hope to assist the aging population in being safer in their homes and in their communities.

Marketing Strategy

Distribution Channels

The Company has four main distribution channels currently, namely:

•	Contract sales

•	Job sales

•	Ad-Hoc sales

•	Retail sales

The Company has an existing brand presence in the Singapore market. It has invested in engaging artistes as brand ambassadors from Singapore’s largest broadcaster Mediacorp, production of TV commercial, held numerous public roadshows, and featuring in various mainstream newspapers and magazines. To continue to grow in the Singapore market, the Company plans to build strong brand awareness and customer recognition via both online and offline marketing channels focused primarily on the launch of the Company’s DIY products. The Company also intends to conduct social media campaign to direct public’s attention to the continuing issue of floor safety and the solutions offered by the Company.

The Company intends to penetrate the Hong Kong market using its existing four main distribution channels which it has attained success with in the Singapore market, namely:

•	Contract sales

•	Job sales

•	Ad-Hoc sales

•	Retail sales

The Company intends to first invest heavily in engaging Hong Kong celebrities as brand ambassadors from Hong Kong’s largest broadcaster, TVB, and engage in the production of TV commercial, hold public roadshows, and running ads in a variety of the Hong Kong print media including mainstream newspapers and magazines. Similarly, the Company plans to build strong brand awareness and customer recognition via both online and offline marketing channels, and intends to conduct Hong Kong social media campaigns to direct public’s attention to floor safety and the Company’s services and products.

To compete with the only known competitor in the Hong Kong market, V. Bond Co. Limited, the Company plans to use social media, marketing and e-commerce platforms, which the competitor does not possess,

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The Company also expects to open sales agent offices in Hong Kong as the first targeted destination, which will be intended for the purpose of promoting the Company’s products and services through the Company’s multiple distribution channels.

To compete with its competitors, the Company plans to use social media, marketing and e-commerce platforms. The Company intends to introduce and enhance on existing marketing strategies, such as direct sales, online sales, sales agents and retail outlets.

Customers

The following are the customer areas where the Company currently enjoys significant market share in the Singapore market:

·	Government Contracts

	•	Housing Development Board (HDB) – Home Improvement Program (HIP)

	•	Housing Development Board (HDB) – Enhancement for Active Seniors (EASE) Program

	•	Public Hospitals

·	Private Projects

	•	Residential Properties

	•	Hotel and Hospitality

	•	Commercial Properties

·	Retail

	•	DIY Retail Pack

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We do not have any patents or trademarks, but we do have exclusive distribution rights to a range of anti-slip products with SoftTec Products, LP. We have not entered into any other franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.

Governmental Regulations

We are governed by laws and regulations governing production and distribution of anti-slip chemicals. We believe that we are currently in compliance with all laws which may govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

G-MES currently has one full-time management employee, our CEO and director, Mr. Saw, and 15 full-time operational employees.

DESCRIPTION OF PROPERTY

G-MES, through its subsidiary G-MES International, has personal property and equipment consisting of motor vehicles, equipment and tools, and computer and office supplies. G-MES currently owns no real property, but its subsidiary owns real property located at No. 3 Gambas Crescent, #04-10, Singapore, 757088, and its subsidiary leases office space in the Harvest @ Woodlands Building in Singapore, which lease expires on July 31, 2018, but is renewable annually. The Company feels that this space is sufficient until operations significantly expand.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current executive officers and directors. Unless otherwise indicated, the business address of the below officers and directors is c/o G-MES Holdings Inc., 280 Woodlands Industrial Park E5, #09-44, Harvest @ Woodlands Building, Singapore, 757322.

Name and Business Address	Age	Position

Samuel Saw Peng Hao	47	CEO, CFO, President, Treasurer and Chairman of the Board of Directors

Samuel Saw Peng Hao, age 47, has been the managing director of G-MES International, our operational Singaporean subsidiary that we acquired in September of 2016, since September of 2011. From March of 2004 to August of 2011, Mr. Saw was the Sales Director and later General Manager of Liten Logistics Services Pte Ltd. Prior to 2004, Mr. Saw held a variety of management and sales roles with several manufacturing companies, including Hettich Singapore (SEA) Pte Ltd, a leading German manufacturing company focused on fittings and accessories for the furniture and carpentry industries, Assa Abloy Pte Ltd, a Swedish manufacturer of high security locks and architectural and construction hardware, Legend Building Supplies (S) Pte Ltd, a Hong Kong company providing building and construction supplies, and UMW Equipment Systems Pte Ltd, a Malaysian manufacturer of forklifts and other material handling equipment. Mr. Saw received extensive schooling, receiving an ITC degree in Mechanical Engineering at the Singapore Technical Institute in 1989, an LLC Certificate in Marketing & Sales Management from the Thames School of Commerce in 1991, and a Bachelor of Science in Business Management from Liberty International University in 2007. Mr. Saw is not a member of the Board of Directors of any other corporation.

The Company believes that Mr. Saw’s education, expertise, and extensive experience in variety of manufacturing industries in general and the the flooring industry specifically provide him the insight and management experience to properly manage and operate the Company, and that all of these qualities make him a valuable member of the Company’s Board of Directors.

Board Composition

Our By-Laws provide that the Board of Directors shall initially consist of two directors and that thereafter the Board of Directors or the shareholders can both increase or decrease the number of directors serving on the Board of Directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company’s majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

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Auditors

Our principal registered independent auditor is as follows:

Centurion ZD CPA Limited

Unit 1304, 13/F, Two Harbourfront

22 Tak Fung Street, Hunghom

Kowloon, Hong Kong

Phone: +852 2126 2388

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1 to the registration statement of which this prospectus is a part.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

None of our officers or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Compliance with Section 16(a) Of the Exchange Act

Upon the effectiveness of this registration statement of which this prospectus is a part, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended. Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our company for the years ended December 31, 2016 and 2015:

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SUMMARY COMPENSATION TABLE

	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
		($)	($)	($)	($)	($)	($)		($)
Samuel Saw Peng Hao,	2016*	$95,025.34	-	-	-	-	$19,290.37	**	$114,315.71
CEO, CFO & Director	2015***	$57,641.92	-	-	-	-	$14,592.43	**	$72,234.35

__________________

*

Salary of $5,213.61 per month from January 31, 2016, to March 31, 2016; $6,057.93 per month from March 31, 2016, to July 31, 2016; and $10,861.69 per month from August 31, 2016, to December 31, 2016. Calculated using an exchange rate (SGD/USD) of 1.381.

**	Central Provident Fund (Singaporean savings plan for retirement, healthcare and housing) contributions for Mr. Saw.
***	Salary of $5,240.17 per month. Calculated using an exchange rate (SGD/USD) of 1.374.

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans, although we are required to contribute, for Mr. Saw, to Singapore’s Central Provident Fund, which is a comprehensive Singaporean savings plan primarily for retirement, healthcare and housing. No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Other than as disclosed in the compensation table above, our directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no formal employment contracts, or other contracts with our officers or directors, but we have an informal unwritten arrangement beginning August 31, 2016, to pay our CEO and director, Samuel Saw Peng Hao, a salary of $130,340.33 per year beginning August 31, 2016, as well as to provide him health insurance coverage or reimburse him for their monthly health insurance expenses. We are accruing Mr. Saw’s salary and health insurance expenses. There are no other material terms of our employment arrangements with our officers and directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of March 31, 2018, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 31,520,000 shares of our common stock issued and outstanding as of March 31, 2018. As of March 31, 2018, we had convertible promissory notes outstanding convertible into 793,000 shares of common stock. Other than those convertible notes, we did not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed below is c/o G-MES Holdings Inc., 280 Woodlands Industrial Park E5, #09-44, Harvest @ Woodlands Building, Singapore, 757322.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Samuel Saw Peng Hao (1)	Common	30,010,000 Shares	95.2%
All Officers and Directors	Common	30,010,000 Shares	95.2%

_______________

(1)	Officer and Director.

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our officer and director, Samuel Saw Peng Hao, who may be considered an underwriter as that term is defined in Section 2(a)(11). Mr. Saw will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. Saw intends to sell the shares being registered according to the following plan of distribution:

•	Shares will be offered to friends, family, and business associates of Mr. Saw.

Mr. Saw will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a)(4)(ii), he must be in compliance with all of the following:

•	he must not be subject to a statutory disqualification;
•	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	he must not be an associated person of a broker-dealer;
•

he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•

he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Saw will comply with the guidelines enumerated in Rule 3a4-1(a)(4)(ii). Neither Mr. Saw, nor any of his affiliates, will be purchasing shares in the Offering.

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You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this prospectus is a part. Your subscription will not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•	The Prospectus, with Subscription Agreement, is delivered by the Company to each offeree;

•	The subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed or emailed to counsel for review;

•	Each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•	Once approved by counsel, the subscription is accepted by Mr. Saw, and the funds deposited into an account labeled G-MES Holdings Inc. within four (4) days of acceptance;

•	Subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following bank account (in the name of our operational subsidiary G-MES International):

G-MES International Pte Ltd

United Overseas Bank Limited

80 Raffles Place Singapore 048624

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at a fixed price of $0.25 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this prospectus is declared effective by the Commission;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. For more information, see the section titled “Rule 144” herein.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

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The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares being offered in both the Primary Offering and in the Secondary Offering.

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All sales by the Company to the public through the direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At inception, we issued 10,000 shares of founders common stock to our incorporator, CEO and director, Samuel Saw Peng Hao, valued at par value ($0.001 per share), and on or about September 15, 2016, we issued an additional 30,000,000 shares of common stock to him in consideration of his transfer of 100% of the capital stock of G-MES International to the Company.

Other than the transactions described above, none of the following parties has, since the date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-	The officers and directors;

-	Any person proposed as a nominee for election as a director;

-	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

-	Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.001, of which 31,520,000 shares are issued and outstanding as of March 31, 2018. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are currently authorized to issue 20,000,000 shares of preferred stock, par value $0.001, of which 0 shares are issued and outstanding as of March 31, 2018. We have not designated any series of preferred stock. Our Board of Directors does not have the authority to designate the rights and preferences of each series of preferred stock without action by our stockholders. Because we may issue preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Convertible Notes

Currently, there are 11 outstanding convertible promissory notes held by 10 holders convertible into common stock at $0.15/share, in the aggregate principal face amount of $141,450 (convertible into an aggregate of 943,000 shares of common stock), there are 5 outstanding convertible promissory notes held by 5 holders convertible into common stock at $0.175/share, in the aggregate principal face amount of $57,750 (convertible into an aggregate of 330,000 shares of common stock), and there is one convertible promissory note held by one holder convertible into common stock at $0.01/share, in the aggregate principal face amount of $20,000 (convertible into an aggregate of 2,000,000 shares of common stock).

55

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock other than disclosed in the “Convertible Note” paragraph above.

Security Holders

As of March 31, 2018, there were 31,520,000 shares of our common stock issued and outstanding, which were held by 16 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged VStock Transfer, LLC, as transfer agent to serve as agent for shares of our common stock. Our transfer agent’s contact information is as follows:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

(212) 828-8436

Admission to Quotation on the OTC Bulletin Board or Another Over-the-Counter Quotation Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board or the OTCQB or OTCQX tiers of OTC Markets Group’s over-the-counter market. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board or another over-the-counter quotation board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The over-the-counter quotation boards differ significantly from national and regional stock exchanges in that they

(1)	are not situated in a single location but operate through communications of bids, offers and confirmations between broker-dealers, and

(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialists” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board or another over-the-counter quotation board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If our securities meet the qualifications for trading securities on the OTC Bulletin Board or another over-the-counter quotation board, our securities would be eligible to trade on that over-the-counter quotation board, but there is no guarantee that our securities would ever trade. We may not now or ever qualify for quotation on any over-the-counter quotation board. We currently have no market maker who is willing to list quotations for our securities.

56

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 31,520,000 shares of our common stock prior to this offering, and we will have outstanding 42,793,000 shares of our common stock after conclusion of this offering assuming (1) the shares issuable upon conversion of the Company’s convertible notes (3,273,000 shares) are issued, and (2) we sell all of the shares being offered in the Primary Offering (8,000,000 shares). All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 32,410,000 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-

1% of the number of shares of our common stock then outstanding, which would equal approximately 427,930 shares, based on the number of shares of our common stock outstanding as of March 31, 2018 (31,520,000 shares), and assuming the 8,000,000 shares being registered in the Primary Offering are sold and the shares registered in the Secondary Offering which are issuable upon conversion of the Company’s convertible notes are issued; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

57

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us other than as disclosed below, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

On or about November 1, 2017, the Company’s subsidiary, G-MES International Pte Ltd, was served with a statutory demand by a purported creditor alleging it was owed approximately US$15,000. The Company denied the demand from the alleged creditor due to lack of consideration and insufficient legal standing. The Company is currently pursuing an injunction on the statutory demand.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of December 31, 2016 and 2015, and for the years then ended, have been included herein in reliance on the report of Centurion ZD CPA Ltd., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111. We have issued Brunson Chandler & Jones, PLLC, 60,000 shares of our common stock in consideration of previous legal services rendered by Brunson Chandler & Jones, PLLC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Centurion ZD CPA Ltd. is our independent registered public accounting firm. There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

58

G-MES Holdings Inc.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _____

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INDEX TO UNAUDITED INTERIM FINANCIAL STATEMENTS

March 31, 2018

F-1

G-MES HOLDINGS INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$58,921	$22,850
Accounts receivable, net	418,739	487,067
Inventory	17,033	32,654
Prepaid and other current assets	5,918	6,473
Total Current Assets	500,611	549,044

Property and equipment, net	626,930	599,159

TOTAL ASSETS	$1,127,541	$1,148,203

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$199,132	$267,556
Deferred revenue and customer deposits	1,179	1,447
Due to related party	72,259	41,115
Loans payable - current portion	110,694	109,867
Capital lease obligations - current portion	20,625	20,013
Convertible notes payable	219,200	219,200
Total Current Liabilities	623,089	659,198

Long-term capital lease obligations	99,897	103,230
Long-term loans payable	450,824	434,947

TOTAL LIABILITIES	1,173,810	1,197,375

Stockholders' Deficit
Preferred stock: 20,000,000 authorized; $0.001 par value no shares issued and outstanding	-	-
Common stock: 300,000,000 authorized; $0.001 par value 31,520,000 shares issued and outstanding	31,520	31,520
Additional paid in capital	196,145	196,145
Stock subscription receivable	(5,000)	(5,000)
Accumulated other comprehensive loss	3,876	350
Accumulated deficit	(272,810)	(272,187)
Total Stockholders' Deficit	(46,269)	(49,172)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,127,541	$1,148,203

The accompanying notes are an integral part of these financial statements.

F-2

G-MES HOLDINGS INC. Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

	Three months ended
	March 31,
	2018	2017

Service income	$204,660	$154,141
Retail sales	53,612	26,596
	258,272	180,737
Cost of sales	185	8,607
Gross profit	258,087	172,130

Operating Expenses
General and administration	200,792	250,149
Professional fees	25,671	105,530
Depreciation and amortization	18,502	9,380
Total operating expenses	244,965	365,059

Net income (loss) from operations	13,122	(192,929)

Other income (expense)
Interest expense	(14,484)	(6,133)
Other income	739	63,506
Total other income (expense)	(13,745)	57,373

Net loss before taxes	(623)	(135,556)

Income tax expenses	-	-

Net loss	$(623)	$(135,556)

Other comprehensive income	3,526	14,016

Comprehensive Income (loss)	$2,903	$(121,540)

Loss per common share
Basic	$(0.00)	$(0.00)
Diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding
Basic	31,520,000	31,460,000
Diluted	31,520,000	31,460,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

G-MES HOLDINGS INC.

Consolidated Statements of Cash Flow

(Unaudited)

	Three months ended
	March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(623)	$(135,556)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	18,502	9,380
Bad debt expenses	4,049	-
Changes in operating assets and liabilities:
Accounts receivable	73,367	(8,933)
Inventory	16,164	(10,306)
Prepaid expenses and deposits	680	1,340
Accounts payable and accrued liabilities	(75,199)	(57,799)
Accrued interest	2,163	1,675
Deferred revenue	(294)	-
Net cash provided by (used in) continued operating activities	38,809	(200,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(34,431)	-
Net cash used in investing activities	(34,431)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans	34,279	-
Repayments on bank loans	(28,293)	(19,591)
Proceeds from related party	30,158	-
Proceeds from convertible note payables	-	99,000
Repayments of capital lease obligation	(5,107)	(10,203)
Net cash provided by financing activities	31,037	69,206

Effects on changes in foreign exchange rate	656	12,225

Net increase (decrease) in cash and cash equivalents	36,071	(118,768)
Cash and cash equivalents - beginning of period	22,850	230,861
Cash and cash equivalents - end of period	$58,921	$112,093

Supplemental Cash Flow Disclosures
Cash paid for interest	$8,532	$4,458
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activity:
Equipment paid by capital lease	$-	$544

 The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

G-MES HOLDINGS INC.

Notes to the Unaudited Consolidated Financial Statements

March 31, 2018

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

G-MES Holdings Inc. (“we”, “our”, and the “Company) was incorporated in Nevada on August 15, 2016. The Company, through its subsidiary, G-MES International Pte. Ltd., mainly engages in construction support and management, with particular specialization in provision of floor safety solutions.

Overview of Corporate Structure

Details of the Company’s subsidiary:

Company name	Place/ date of incorporation	Particulars of issued capital	Principal activities
G-MES International Pte. Ltd.	Republic of Singapore December 18, 2014	100 ordinary shares of SDG1,000 each	Construction support and management, with particular specialization in provision of floor safety solutions

Recent Developments

On or about September 15, 2016, the Company acquired 100% of the outstanding shares of G-MES International Pte. Ltd. (“G-MES International”) in a share exchange pursuant to the terms of a Share Exchange Agreement, dated September 15, 2016 (the “Share Exchange Agreement”), with the shareholders (including Saw Peng Hao, the Company’s current Chairman of the Board and Chief Executive Officer) of G-MES International, pursuant to which the Company issued an aggregate of 30,000,000 shares of common stock of the Company to the shareholders of G-MES International in exchange for all of the outstanding shares of G-MES International (the “Share Exchange”). As a result of the Share Exchange, G-MES International is now the wholly owned subsidiary of the Company, and the Company is engaged in the business of providing floor safety solutions to the public and residential housing sectors in the Republic of Singapore. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer received 30,000,000 shares of common stock of the Company, constituting 96% of the issued and outstanding shares of common stock of the Company as of December 31, 2016.

As Saw Peng Hao founded and controlled the Company prior to the Share Exchange, and also was the sole owner of and controlled G-MES International prior to the Share Exchange, the Share Exchange transaction was between entities under common control, and G-MES International is now a wholly owned subsidiary of the Company after completion of the Share Exchange. Accordingly, the Company has reported its results of operations for the periods at issue in a manner similar to a pooling of interests and has consolidated financial results since the initial date that the Company and G-MES International were under common control. Assets and liabilities were combined based on their carrying values, and no recognition of goodwill was made. The Company has presented earnings per share based on parent Company shares issued to the former sole shareholder of the subsidiary, G-MES International.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

F-5

Basis of Consolidation

These consolidated financial statements include the accounts of G-MES HOLDINGS INC. and its subsidiary. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation and Re-measurement

The Company's functional currency and reporting currency is U.S. dollar. The functional currency of the Company’s subsidiaries is Singapore dollars. All transactions initiated in Singapore dollars (“SGD”) are translated into U.S. dollars (“USD”) in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)	Equities at historical rate
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

	March 31,	December 31,	March 31,
	2018	2017	2017
Spot SGD: USD exchange rate	$0.76	$0.75	$0.72

Average SGD: USD exchange rate	$0.76	$0.72	$0.71

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable

The Company's accounts receivable consists of trade receivables from customers. The Company evaluates the collectability of its accounts receivable on an on-going basis and write off the amount when it is considered to be uncollectible. The Company does not have allowance for doubtful accounts. As of March 31, 2018, and December 31, 2017, the Company recorded bad debt of $4,049 and $0, respectively.

Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable, inventory, prepaid expenses and deposits, accounts payable and accrued expenses, and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Leases

Leases, on terms for which the Company assumes substantially all the risks and rewards of ownership, are accounted for as capital leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

F-6

Operating leases are recognized in general and administrative expenses on a straight-line basis.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions. See note 6.

Inventories

Inventories comprises of mainly chemical solutions that are used for treatment of floorings to achieve slip resistance results. It consists entirely of ready-to-use finished goods directly imported from the principal vendor in United States, are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As at March 31, 2018 and December 31, 2017, the Company had inventory of $17,033 and $32,654, respectively, and determined that no reserve was required.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases.

The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Depreciation of plant and equipment, which includes assets under capital leases, is provided on the straight-line method over estimated useful lives, generally as follows:

Computer equipment and software	3 years
Equipment, Furniture and fixtures	5 years
Vehicles	10 years

Investment property is not depreciated since it is a purchased property before the construction is completed. As of the end of the years, the property was still under construction and not available for intended use.

Revenue Recognition

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company derives its revenues from the rendering of business advisory services, such as training, implementation, consulting, and other customer-specific services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identify the contract with a customer;

•	identify the performance obligations in the contract;

•	determine the transaction price;

•	allocate the transaction price to performance obligations in the contract; and

•	recognize revenue as the performance obligation is satisfied.

F-7

Service income is derived progressively based on the amount of work rendered. A contract site typically comprises of hundreds to thousands of units that requires the application of the chemical solutions. Revenue from service income is recognized progressively based on the number of units completed.

Sales income is derived from direct sales of bottled chemical solutions only. It could be sold in bulk or in retail packs.

Cost of Sales

Cost of sales are direct costs incurred to earn revenue, which consists of purchase cost of floor safety chemical solutions for treatment to floorings to achieve slip resistance results.

Employee benefit costs

As required by law, the Company makes contributions to the Central Provident Fund (CPF), a defined contribution plan regulated and managed by the Government of Singapore. CPF contributions are recognized as expense in the same year to which the contribution relates.

Employee entitlements to annual leave are recognized when they accrue to the employees. An accrual is made for the estimated liability for annual leave as a result of services rendered by the employees up to the statement of financial position date.

A liability for bonus is recognized where the entity is contractually obliged or where there is constructive obligation based on past practice.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes.” The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Earnings (Loss) per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. As of March 31, 2018 and December 31, 2017, convertible notes outstanding, were dilutive instruments and are not included in the calculation of diluted loss per share as their effect would be antidilutive.

Recent Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

F-8

NOTE 3 – GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company has generated a net loss of $623 and an accumulated deficit of $272,810 as of March 31, 2018. The Company also experienced insufficient cash flows from operations and will be required continuous financial support from the shareholders. The Company will need to raise capital to fund its operations until it is able to generate sufficient revenue to support the future development. Moreover, the Company may be continuously raising capital through the sale of debt and equity securities.

The Company’s ability to achieve these objectives cannot be determined at this stage. If the Company is unsuccessful in its endeavors, it may be forced to cease operations. These consolidated financial statements do not include any adjustments that might result from this uncertainty which may include adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

These factors have raised substantial doubt about the Company’s ability to continue as a going concern. There can be no assurances that the Company will be able to obtain adequate financing or achieve profitability. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2018 and December 31, 2017 consisted of the following:

	March 31,	December 31,
	2018	2017

Investment property	$431,048	$388,938
Motor vehicles	289,086	283,527
Equipment and tools	11,017	10,656
Computer and equipment	26,505	25,995
	757,656	709,116
Accumulated Depreciation	(130,726)	(109,957)
Property and equipment, net	$626,930	$599,159

During the three months ended March 31, 2018 and 2017, the Company recognized depreciation of $18,502 and $9,380, respectively. Please see Note 7 and Note 8 for the carrying amounts of assets pledged.

The Company leases certain equipment under capital lease agreements that expire at various dates through October 2024 (see Note 8). Assets recorded under capital leases and included in property and equipment are:

	March 31,	December 31,
	2018	2017
Motor vehicles	$132,442	$157,356
Less: Accumulated depreciation	(13,441)	(34,771)
Net capital leases	$119,001	$122,585

NOTE 5 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 20,000,000 preferred shares with a par value of $0.001 per share.

The Company has authorized 300,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

F-9

Preferred Share Issuances

As at March 31, 2018 and December 31, 2017, the Company did not have preferred shares issued and outstanding.

Common Share Issuances

During the three months ended March 31 ,2018, there were no share issuance,

As at March 31, 2018 and December 31, 2017, the Company had 31,520,000 shares of common stock issued and outstanding, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2018, the Company borrowed a total amount of $30,158 from the director of the Company. This loan is a non-interest bearing and due on demand. As of March 31, 2018 and December 31, 2017, the Company owed $72,259 and $41,115, respectively.

NOTE 7 – LOANS PAYABLE

The Company had the following loans payable outstanding as of March 31, 2018 and December 31, 2017:

	March 31,	December 31,	Effective Interest	Repayment
	2018	2017	rate	Terms
United Overseas Bank - For 24-year Commercial Property Loan	$324,391	$286,689	4.50%	24 years from each drawdown
United Overseas Bank - For 3-year SME Working Capital Loan under Local Enterprise Financing Scheme	21,199	23,853	7.50%	36 monthly instalments from November 2016 to October 2019
United Overseas Bank - For 3-year BizMoney Loan	21,796	24,351	11.38%	36 monthly instalments from November 2016 to October 2019
United Overseas Bank - 5 years Commercial Vehicle Loan GBE8115A	28,320	30,092	2.99%	60 monthly instalments from April 2016 to March 2021
United Overseas Bank - 5 years Commercial Vehicle Loan GBE7867U	38,353	40,751	2.99%	60 monthly instalments from April 2016 to March 2021
DBS Bank - 3 years SME Working Capital Loan	44,708	49,514	6.75%	36 monthly instalments from November 2016 to October 2019
Citi Bank 4 years loan	80,276	85,316	8.00%	48 monthly instalments from October 2016 to September 2020
OCBC Bank 2 years loan	2,475	4,248	2.98%	24 monthly instalments from August 2016 to July 2018
	561,518	544,814
Less: current portion	110,694	109,867
Long-term loans payable	$450,824	$434,947

As of March 31, 2018, investment property of carrying amount of $429,551 and three motor vehicles of carrying amount of $119,001 were pledged as security and personal guarantee by the director was provided for the loans.

As of December 31, 2017, investment property of carrying amount of $388,938 and three motor vehicles of carrying amount of $72,801 were pledged as security and personal guarantee by the director was pledged as security for the loans.

During the three months ended March 31, 2018 and 2017, interest expense was $6,816 and $3,571, respectively.

F-10

NOTE 8 – CAPITAL LEASES

The Company leases commercial vehicles under non-cancellable capital lease arrangements. The term of those capital leases is 2 - 7 years and annual interest rate is 2.98 – 2.99%. At March 31, 2018 and December 31, 2017, capital lease obligations included in current liabilities were $20,625 and $20,013, respectively, and capital lease obligations included in long-term liabilities were $99,897 and $103,230, respectively

At March 31, 2018, future minimum lease payments under the capital lease obligations, are as follows:

2018	$20,592
2019	27,456
2020	23,793
2021	18,731
2022	18,731
Thereafter	32,670
Total	141,973
Amount representing interest payments	21,451
Present value of future minimum payments	120,522
Less: current portion	20,625
Capital leases classified as non-current liabilities	$99,897

As of March 31, 2018, four motor vehicles of carrying amount of $119,001 were pledged as security for the loans.

As of December 31, 2017, five motor vehicles of carrying amount of $122,585 were pledged as security for the loans.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

The Company had the following convertible notes payable outstanding as of March 31, 2018 and December 31, 2017:

	March 31,	December 31,
	2018	2017

Dated - September 2016	$51,450	$51,450
Dated - October 2016	38,750	38,750
Dated - November 2016	30,000	30,000
Dated - January, 2017	15,000	15,000
Dated - February, 2017	64,000	64,000
Dated - March, 2017	20,000	20,000
	219,200	219,200
Less: current portion of convertible notes payable	219,200	219,200
Long-term convertible notes payable	$-	$-

F-11

During the year ended December 31, 2016, the Company issued a total of $120,200 notes with the following terms:

·	Terms 12 months.

·	An annual interest rate of 4%.

·	Mandatory conversion of principal and accrued interest upon the effectiveness of a Company registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”). The note holder is not permitted to convert prior to the SEC declaring a registration statement effective.

·	Conversion prices are fixed at $0.15 or $0.175 per share.

During the year ended December 31, 2017, the Company issued a total of $99,000 notes with the following terms:

·	Terms ranging from 6 months to 12 months.

·	An annual interest rate of 4%.

·	Mandatory conversion of principal and accrued interest upon the effectiveness of a Company registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”). The note holder is not permitted to convert prior to the SEC declaring a registration statement effective.

·	Conversion prices are fixed at $0.01 or $0.175 per share.

During the three months ended March 31, 2018 and 2017, interest expense was $2,163 and $1,675, respectively. As of March 31, 2018 and December 31, 2017, accrued interest was $11,544 and $9,381, respectively.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

From time to time the Company may become a party to litigation matters involving claims against the Company. Management believes that it is adequately insured for its operations and there are no current matters that would have a material effect on the Company's financial position, cash flows or results of operations. The Company believes that the following matters will have no material effect on the Company’s financial position, cash flows and results of operations:

Rent

The Company leases the premise situated at 280 Woodlands Industrial Park E5 #09-44 Singapore 757322, for a fixed term of 24 months, with monthly lease rates of SGD$2,088 (approximately $1,480). Lease expenses for the three months ended March 31, 2018 and 2017 were $4,440 and $4,134, respectively.

Legal proceeding

On or about November 1, 2017, the Company’s subsidiary, G-MES International Pte Ltd, was served with a statutory demand by a purported creditor alleging it was owed approximately US$15,000. The Company denied the demand from the alleged creditor due to lack of consideration and insufficient legal standing. The Company is currently pursuing an injunction on the statutory demand.

NOTE 11 – SUBSEQUENT EVENTS

Management evaluated all events subsequent to the balance sheet date through to May 15, 2018, the date the consolidated financial statements were available to be issued, and determined there were no events or transactions that require recognition or disclosure.

F-12

INDEX TO AUDITED FINANCIAL STATEMENTS

F-13

Report of Independent Registered Public Accounting Firms

To the Board of Directors and Stockholders of G-MES Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of G-MES Holdings Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive losses, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Centurion ZD CPA Ltd.

Centurion ZD CPA Ltd.

Hong Kong

May 15, 2018

We have served as the Company’s auditor since 2017.

F-14

G-MES HOLDINGS INC.

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$22,850	$230,640
Accounts receivable, net	487,067	249,168
Inventory	32,654	20,632
Prepaid and other current assets	6,473	5,603
Total Current Assets	549,044	506,043

Property and equipment, net	599,159	370,679

TOTAL ASSETS	$1,148,203	$876,722

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$267,556	$87,524
Income tax payable	-	38,084
Deferred revenue and customer deposits	1,447	2,543
Due to related party	41,115	-
Loans payable - current portion	109,867	93,760
Capital lease obligations - current portion	20,013	6,854
Convertible notes payable	219,200	120,200
Total Current Liabilities	659,198	348,965

Long -term capital lease obligations	103,230	-
Long-term loans payable	434,947	403,663

TOTAL LIABILITIES	1,197,375	752,628

Stockholders’ Equity (Deficit)
Preferred stock: 20,000,000 authorized; $0.001 par value no shares issued and outstanding	-	-
Common stock: 300,000,000 authorized; $0.001 par value 31,520,000 and 31,460,000 shares issued and outstanding	31,520	31,460
Additional paid-in capital	196,145	190,205
Stock subscription receivable	(5,000)	(5,000)
Accumulated other comprehensive loss	350	(19,188)
Accumulated deficit	(272,187)	(73,383)
Total Stockholders’ Equity (Deficit)	(49,172)	124,094

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,148,203	$876,722

The accompanying notes are an integral part of these financial statements.

F-15

G-MES HOLDINGS INC.

Consolidated Statements of Operations and Comprehensive Loss

	Year ended
	December 31,
	2017	2016

Service income	$1,085,150	$916,730
Retail sales	65,021	196,290
	1,150,171	1,113,020
Cost of sales	84,530	82,118
Gross profit	1,065,641	1,030,902

Operating Expenses
General and administration	935,474	1,372,156
Professional fees	317,963	163,565
Depreciation and amortization	46,164	50,163
Total operating expenses	1,299,601	1,585,884

Net loss from operations	(233,960)	(554,982)

Other income (expense)
Interest expense	(39,030)	(19,555)
Other income	74,186	72,368
Total other income	35,156	52,813

Net loss before taxes	(198,804)	(502,169)

Income tax expenses	-	-

Net loss	$(198,804)	$(502,169)

Other comprehensive income (loss)	19,538	(554)

Comprehensive Loss	$(179,266)	$(502,723)

Loss per common share
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)

Weighted average number of common shares outstanding
Basic	31,491,562	30,428,877
Diluted	31,491,562	30,428,877

The accompanying notes are an integral part of these financial statements.

F-16

G-MES HOLDINGS INC.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

							Accumulated
					Additional		Other	Retained
	Preferred Stock		Common Stock		Paid in	Subscription	Comprehensive	Earnings
	Shares	Amount	Shares	Amount	Capital	Receivable	Loss	(Deficit)	Total
Balance, December 31, 2015	-	$-	30,000,000	$30,000	$46,655	$-	$(18,634)	$428,786	$486,807

Stock issued to founder for services	-	-	10,000	10	-	-	-	-	10
Stock issued for cash	-	-	1,400,000	1,400	138,600	-	-	-	140,000
Stock issued for a subscription	-	-	50,000	50	4,950	(5,000)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	(554)	-	(554)
Net loss	-	-	-	-	-		-	(502,169)	(502,169)

Balance, December 31, 2016	-	-	31,460,000	31,460	190,205	(5,000)	(19,188)	(73,383)	124,094

Stock based compensation	-	-	60,000	60	5,940	-	-	-	6,000
Foreign currency translation adjustments	-	-	-	-	-	-	19,538	-	19,538
Net loss	-	-	-	-	-		-	(198,804)	(198,804)

Balance, December 31, 2017	-	$-	31,520,000	$31,520	$196,145	$(5,000)	$350	$(272,187)	$(49,172)

The accompanying notes are an integral part of these financial statements.

F-17

G-MES HOLDINGS INC.

Consolidated Statements of Cash Flow

	Year ended
	December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(198,804)	$(502,169)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	46,164	50,163
Stock-based compensation	6,000	10
Bad debt	12,162	-
Loss on disposal of asset	2,094	-
Changes in operating assets and liabilities:
Accounts receivable	(222,315)	75,078
Inventory	(9,974)	34,676
Prepaid expenses and deposits	(392)	(147)
Accounts payable and accrued liabilities	159,224	26,456
Accrued interest	8,281	1,100
Deferred revenue	(1,265)	2,667
Income tax payable	(39,904)	-
Net cash used in continued operating activities	(238,729)	(312,166)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(117,852)	(230,202)
Net cash used in investing activities	(117,852)	(230,202)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	140,000
Proceeds from bank loans	110,432	475,495
Repayments bank loans	(104,527)	(28,423)
Repayment to related party	43,397	-
Proceeds from convertible note payables	99,000	120,200
Repayments of capital lease obligation	(13,255)	(14,526)
Net cash provided by financing activities	135,047	692,746

Effects on changes in foreign exchange rate	13,744	(10,002)

Net (decrease) increase in cash and cash equivalents	(207,790)	140,376
Cash and cash equivalents - beginning of year	230,640	90,264
Cash and cash equivalents - end of year	$22,850	$230,640

Supplemental Cash Flow Disclosures
Cash paid for interest	$28,035	$4,194
Cash paid for income taxes	$39,904	$-

Non-Cash Investing and Financing Activity:
Common shares issued for a subscription receivable	$-	$5,000
Common shares issued for services	$6,000	$-
Equipment paid by capital lease	$125,309	$-

The accompanying notes are an integral part of these financial statements.

F-18

G-MES HOLDINGS INC.

Notes to the Consolidated Financial Statements

December 31, 2017 and 2016

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

G-MES Holdings Inc. (“we”, “our”, and the “Company) was incorporated in Nevada on August 15, 2016. The Company, through its subsidiary, G-MES International Pte. Ltd., mainly engages in construction support and management, with particular specialization in provision of floor safety solutions.

Overview of Corporate Structure

Details of the Company’s subsidiary:

Company name	Place/ date of incorporation	Particulars of issued capital	Principal activities
G-MES International Pte. Ltd.	Republic of Singapore December 18, 2014	100 ordinary shares of SDG1,000 each	Construction support and management, with particular specialization in provision of floor safety solutions

Recent Developments

On or about September 15, 2016, the Company acquired 100% of the outstanding shares of G-MES International Pte. Ltd. (“G-MES International”) in a share exchange pursuant to the terms of a Share Exchange Agreement, dated September 15, 2016 (the “Share Exchange Agreement”), with the shareholders (including Saw Peng Hao, the Company’s current Chairman of the Board and Chief Executive Officer) of G-MES International, pursuant to which the Company issued an aggregate of 30,000,000 shares of common stock of the Company to the shareholders of G-MES International in exchange for all of the outstanding shares of G-MES International (the “Share Exchange”). As a result of the Share Exchange, G-MES International is now the wholly owned subsidiary of the Company, and the Company is engaged in the business of providing floor safety solutions to the public and residential housing sectors in the Republic of Singapore. In addition, as a result of the Share Exchange, the Company’s current Chief Executive Officer received 30,000,000 shares of common stock of the Company, constituting 96% of the issued and outstanding shares of common stock of the Company as of December 31, 2016.

As Saw Peng Hao founded and controlled the Company prior to the Share Exchange, and also was the sole owner of and controlled G-MES International prior to the Share Exchange, the Share Exchange transaction was between entities under common control, and G-MES International is now a wholly owned subsidiary of the Company after completion of the Share Exchange. Accordingly, the Company has reported its results of operations for the periods at issue in a manner similar to a pooling of interests and has consolidated financial results since the initial date that the Company and G-MES International were under common control. Assets and liabilities were combined based on their carrying values, and no recognition of goodwill was made. The Company has presented earnings per share based on parent Company shares issued to the former sole shareholder of the subsidiary, G-MES International.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

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Basis of Consolidation

These consolidated financial statements include the accounts of G-MES HOLDINGS INC. and its subsidiary. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation and Re-measurement

The Company’s functional currency and reporting currency is U.S. dollar. The functional currency of the Company’s subsidiaries is Singapore dollars. All transactions initiated in Singapore dollars (“SGD”) are translated into U.S. dollars (“USD”) in accordance with ASC 830-30, ”Translation of Financial Statements,” as follows:

i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)	Equities at historical rate
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

	December 31,	December 31,
	2017	2016
Spot SGD: USD exchange rate	$0.75	$0.69
Average SGD: USD exchange rate	$0.72	$0.72

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable

The Company’s accounts receivable consists of trade receivables from customers. The Company evaluates the collectability of its accounts receivable on an on-going basis and write off the amount when it is considered to be uncollectible. The Company does not have allowance for doubtful accounts. As of December 31, 2017 and 2016, the Company recorded bad debt of $12,162 and $0.

Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, inventory, prepaid expenses and deposits, accounts payable and accrued expenses, and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Leases

Leases, on terms for which the Company assumes substantially all the risks and rewards of ownership, are accounted for as capital leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Operating leases are recognized in general and administrative expenses on a straight-line basis.

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Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Related Parties

The Company follows ASC 850, ”Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions. See note 6.

Inventories

Inventories comprises of mainly chemical solutions that are used for treatment of floorings to achieve slip resistance results. It consists entirely of ready-to-use finished goods directly imported from the principal vendor in United States, are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As at December 31, 2017 and 2016, the Company had inventory of $32,654 and $20,632, respectively, and determined that no reserve was required.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases.

The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Depreciation of plant and equipment, which includes assets under capital leases, is provided on the straight-line method over estimated useful lives, generally as follows:

Computer equipment and software	3 years
Equipment, Furniture and fixtures	5 years
Vehicles	10 years

Investment property is not depreciated since it is a purchased property before the construction is completed. As of the end of the years, the property was still under construction and not available for intended use.

Cost of Sales

Cost of sales are direct costs incurred to earn revenue, which consists of purchase cost of floor safety chemical solutions for treatment to floorings to achieve slip resistance results.

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Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 605, ”Revenue Recognition,” only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;
ii)	Service has been provided or when customers take possession of products;
iii)	The fee is fixed or determinable; and,
iv)	Collection is reasonably assured.

Service income is derived progressively based on the amount of work rendered. A contract site typically comprises of hundreds to thousands of units that requires the application of the chemical solutions. Revenue from service income is recognized progressively based on the number of units completed.

Sales income is derived from direct sales of bottled chemical solutions only. It could be sold in bulk or in retail packs.

Employee benefit costs

As required by law, the Company makes contributions to the Central Provident Fund (CPF), a defined contribution plan regulated and managed by the Government of Singapore. CPF contributions are recognized as expense in the same year to which the contribution relates.

Employee entitlements to annual leave are recognized when they accrue to the employees. An accrual is made for the estimated liability for annual leave as a result of services rendered by the employees up to the statement of financial position date.

A liability for bonus is recognized where the entity is contractually obliged or where there is constructive obligation based on past practice.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, ”Accounting for Income Taxes.” The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Earnings (Loss) per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. As of December 31, 2017 and 2016, convertible notes outstanding, were dilutive instruments and are not included in the calculation of diluted loss per share as their effect would be antidilutive.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (Topic 350). The amendments in this update simplify the test for goodwill impairment by eliminating Step 2 from the impairment test, which required the entity to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining fair value of assets acquired and liabilities assumed in a business combination. The amendments in this update are effective for public companies for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. We are evaluating the impact of adopting this guidance on our Consolidated Financial Statements.

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In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805); Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business to help companies evaluate whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The amendments in this update are effective for public companies for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments.

As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception.

Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently reviewing the impact of adoption of ASU 2017-11on its financial statements. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

NOTE 3 – GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company has generated a net loss of $198,804 and an accumulated deficit of $272,187 as of December 31, 2017. The Company also experienced insufficient cash flows from operations and will be required continuous financial support from the shareholders. The Company will need to raise capital to fund its operations until it is able to generate sufficient revenue to support the future development. Moreover, the Company may be continuously raising capital through the sale of debt and equity securities.

The Company’s ability to achieve these objectives cannot be determined at this stage. If the Company is unsuccessful in its endeavors, it may be forced to cease operations. These consolidated financial statements do not include any adjustments that might result from this uncertainty which may include adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

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These factors have raised substantial doubt about the Company’s ability to continue as a going concern. There can be no assurances that the Company will be able to obtain adequate financing or achieve profitability. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2017 and 2016 consisted of the following:

	December 31,	December 31,
	2017	2016

Investment property	$388,938	$253,733
Motor vehicles	283,527	156,574
Equipment and tools	10,656	9,839
Computer and equipment	25,995	26,110
	709,116	446,256
Accumulated Depreciation	(109,957)	(75,577)
Property and equipment, net	$599,159	$370,679

During the years ended December 31, 2017 and 2016, the Company recognized depreciation of $46,164 and $50,163, respectively. Please see Note 8 and Note 9 for the carrying amounts of assets pledged.

The Company leases certain equipment under capital lease agreements that expire at various dates through October 2024 (see Note 9). Assets recorded under capital leases and included in property and equipment are:

	December 31,	December 31,
	2017	2016
Motor vehicles	$157,356	$40,072
Less: Accumulated depreciation	(34,771)	(40,072)
Net capital leases	$122,585	$-

NOTE 5 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 20,000,000 preferred shares with a par value of $0.001 per share.

The Company has authorized 300,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Preferred Share Issuances

As at December 31, 2017 and 2016, the Company did not have preferred shares issued and outstanding.

Common Share Issuances

On September 15, 2016, pursuant to the Share Exchange Agreement (See Note 1), the Company issued 30,000,000 shares of common stock to the stockholders of G-MES International in exchange for 100% of their issued and outstanding common stock. As a result of the acquisition accounting, these shares issued to the former stockholders of G-MES International, are treated as being outstanding from the date of issuance of the shares.

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On inception (August 15, 2016), the Company issued 10,000 shares for services valued at $10, to the Company’s founder.

During the year ended December 31, 2016, the Company issued to unaffiliated investors, 1,400,000 shares of common stock for $140,000.

On September 16, 2016, the Company issued to an unaffiliated investor, 50,000 shares of common stock for $5,000. As at December 31, 2016, the subscription was unpaid and we have recorded a subscription receivable included in Stockholders’ Equity for $5,000.

During the year ended December 31, 2017, the Company issued 60,000 shares of common stock at $0.10 per share for professional services.

As at December 31, 2017 and 2016, the Company had 31,520,000 and 31,460,000 shares of common stock issued and outstanding, respectively.

NOTE 6 – INCOME TAXES

G-MES HOLDINGS INC. was formed in August 2016. Prior to the Share Exchange in September 2016, the Company only had operations in the United States. In September 2016, the Company became the parent of G-MES International., a wholly owned Singapore subsidiary, which files tax returns in Singapore.

Singapore and U.S. components of income (loss) before income taxes were as follows:

	For the Years Ended
	December 31,
	2017	2016
Singapore	$(184,523)	$(501,059)
United States	(14,281)	(1,110)
Loss before income taxes	$(198,804)	$(502,169)

The income tax provision (benefit) for the years ended December 31, 2017 and 2016 consists of the following:

	For the Years Ended
	December 31,
	2017	2016
Income tax expense (benefit) at statutory rate:
Singapore	$(31,369)	$(85,180)
United States	(4,856)	(377)
Total	(36,225)	(85,557)
Change in valuation allowance	36,225	85,557
Income tax expense (benefit)	$-	$-

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Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recorded for tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As at December 31,
	2017	2016
NOL Carryover:
Singapore	$(116,549)	$(85,180)
United States	(5,233)	(377)
United States – effect of change in statutory rate	2,001	-
Total	(119,781)	(85,557)
Valuation allowance	119,781	85,557
Net deferred tax asset	$-	$-

The reconciliation of the effective income tax rate to the U.S. federal statutory rate as of December 31, 2017 and 2016:

Federal income tax rate	34.0%
Increase in valuation allowance	(34.0%)
Effective income tax rate	0.0%

The reconciliation of the effective income tax rate to Singapore statutory rate as of December 31, 2017 and 2016:

	2017	2016

Income tax rate	17.0%	17.0%
Permanent differences	-	-
One-time tax credit	-	-
	17.0%	17.0%
Increase in valuation allowance	(17.0%)	(17.0%)
Effective income tax rate	-	-

At December 31, 2017 and 2016, the Company had $685,582 and $501,059, respectively of net operating losses (“NOLs”) that may be available to offset future taxable income until 2036 (U.S.) and indefinitely (Singapore). In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards are subject to annual limitations following greater than 50% ownership changes. In accordance with the Inland Revenue Authority of Singapore, unutilized loss carry forwards are subject to changes in ownership and business operations.

The Company assesses the likelihood that deferred tax assets will be realized. ASC 740, ”Income Taxes,” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2017 and 2016.

The Company’s tax returns are subject to examination by tax authorities beginning with the year ended December 31, 2016 (U.S.) and December 31, 2015 (Singapore).

NOTE 7 – RELATED PARTY TRANSACTIONS

On inception, the Company issued 10,000 shares of common stock to our founder for services valued at $10.

On September 15, 2016, the Company issued 30,000,000 shares of common stock in a share exchange, to our founder, for 100 shares in G-MES International (see Note 1).

During the year ended December 31, 2017, the Company borrowed a total amount of $39,777 from the director of the Company. This loan is a non-interest bearing and due on demand. As of December 31, 2017, and 2016, the Company owed $41,115 and $0, respectively.

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NOTE 8 – LOANS PAYABLE

The Company had the following loans payable outstanding as of December 31, 2017 and 2016:

			Effective
	December 31,	December 31,	Interest	Repayment
	2017	2016	rate	Terms
United Overseas Bank - For 24-year Commercial Property Loan	$286,689	$166,282	4.50%	24 years from each drawdown
United Overseas Bank - For 3-year SME Working Capital Loan under Local Enterprise Financing Scheme	23,853	32,830	7.50%	36 monthly instalments from November 2016 to October 2019
United Overseas Bank - For 3-year BizMoney Loan	24,351	32,918	11.38%	36 monthly instalments from November 2016 to October 2019
United Overseas Bank - 5 years Commercial Vehicle Loan GBE8115A	30,092	36,342	2.99%	60 monthly instalments from April 2016 to March 2021
United Overseas Bank - 5 years Commercial Vehicle Loan GBE7867U	40,751	49,210	2.99%	60 monthly instalments from April 2016 to March 2021
DBS Bank - 3 years SME Working Capital Loan	49,514	67,346	6.75%	36 monthly instalments from November 2016 to October 2019
Citi Bank 4 years loan	85,316	101,851	8.00%	48 monthly instalments from October 2016 to September 2020
OCBC Bank 2 years loan	4,248	10,644	2.98%	24 monthly instalments from August 2016 to July 2018
	544,814	497,423
Less: current portion	109,867	93,760
Long-term loans payable	$434,947	$403,663

As of December 31, 2017, investment property of carrying amount of $388,938 and three motor vehicles of carrying amount of $72,801 were pledged as security and personal guarantee by the director was pledged as security for the loans. As of December 31, 2016, investment property of carrying amount of $253,733 and three motor vehicles of carrying amount of $96,284 were pledged as security and personal guarantee by the director was provided for the loans.

During the year ended December 31, 2017 and 2016, interest expense was $31,375 and $18,448, respectively.

NOTE 9 – CAPITAL LEASES

The Company leases commercial vehicles under non-cancellable capital lease arrangements. The term of those capital leases is 2 - 7 years and annual interest rate is 2.98 – 2.99%. At December 31, 2017 and 2016, capital lease obligations included in current liabilities were $20,013 and $6,854, respectively, and capital lease obligations included in long-term liabilities were $103,230 and $0, respectively

At December 31, 2017, future minimum lease payments under the capital lease obligations, are as follows:

For the Year Ended December 31, 2017
2018	$26,928
2019	26,928
2020	23,336
2021	18,371
2022	18,371
Thereafter	32,042
Total	145,976
Amount representing interest payments	22,733
Present value of future minimum payments	123,243
Less: current portion	20,013
Capital leases classified as non-current liabilities	$103,230

As of December 31, 2017, five motor vehicles of carrying amount of $122,585 were pledged as security for the loans. As of December 31, 2016, the two motor vehicles were pledged as security for the loans and had been fully depreciated.

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NOTE 10 – CONVERTIBLE NOTES PAYABLE

The Company had the following convertible notes payable outstanding as of December 31, 2017 and 2016:

	December 31,	December 31,
	2017	2016

Dated - September 2016	$51,450	$51,450
Dated - October 2016	38,750	38,750
Dated - November 2016	30,000	30,000
Dated - January, 2017	15,000	-
Dated - February, 2017	64,000	-
Dated - March, 2017	20,000	-
	219,200	120,200
Less: current portion of convertible notes payable	219,200	120,200
Long-term convertible notes payable	$-	$-

During the year ended December 31, 2016, the Company issued a total of $120,200 notes with the following terms:

•	Terms 12 months.

•	An annual interest rate of 4%.

•	Mandatory conversion of principal and accrued interest upon the effectiveness of a Company registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”). The note holder is not permitted to convert prior to the SEC declaring a registration statement effective.

•	Conversion prices are fixed at $0.15 or $0.175 per share.

During the year ended December 31, 2017, the Company issued a total of $99,000 notes with the following terms:

•	Terms ranging from 6 months to 12 months.

•	An annual interest rate of 4%.

•	Mandatory conversion of principal and accrued interest upon the effectiveness of a Company registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”). The note holder is not permitted to convert prior to the SEC declaring a registration statement effective.

•	Conversion prices are fixed at $0.01 or $0.175 per share.

During the year ended December 31, 2017 and 2016, interest expense was $8,281 and $1,100, respectively. As of December 31, 2017 and 2016, accrued interest was $8,281 and $1,100, respectively.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

From time to time the Company may become a party to litigation matters involving claims against the Company. Management believes that it is adequately insured for its operations and there are no current matters that would have a material effect on the Company's financial position, cash flows or results of operations. The Company believes that the following matters will have no material effect on the Company's financial position, cash flows and results of operations:

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Rent

The Company leases the premise situated at 280 Woodlands Industrial Park E5 #09-44 Singapore 757322, for a fixed term of 24 months, with monthly lease rates of SGD$2,088 (approximately $1,512). Lease expenses for the years ended December 31, 2017 and 2016 were $16,952 and $16,305, respectively.

Minimum future lease payments under operating leases as of December 31, 2017, are as follows:

For the year ending December 31,
2018	10,584
2019	-
Thereafter	-
$10,584

Legal proceeding

On or about November 1, 2017, the Company’s subsidiary, G-MES International Pte Ltd, was served with a statutory demand by a purported creditor alleging it was owed approximately US$15,000. The Company denied the demand from the alleged creditor due to lack of consideration and insufficient legal standing. The Company is currently pursuing an injunction on the statutory demand.

NOTE 12 – SUBSEQUENT EVENTS

Management evaluated all events subsequent to the balance sheet date through to May 15, 2018, the date the consolidated financial statements were available to be issued, and determined there were no events or transactions that require recognition or disclosure.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$300.85
Transfer/Edgar Agent Fees	3,000.00
Accounting Fees and Expenses	15,000.00
Legal Fees	15,000.00
Total	$33,300.85

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our By-Laws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Article V of our By-laws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. The expenses of directors and officers incurred in defending a civil or criminal proceeding must by us as they are incurred and in advance of the final disposition of the proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court that the director or officer is not entitled to be indemnified by us. Our Board of Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred in any capacity, whether or not the Company would have the power to indemnify that person.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

Since inception, August 15, 2016, we have issued the following unregistered securities in reliance on the exemption from registration provided by Regulation Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act as the shareholder was accredited and there was no general solicitation.

At inception, we issued 10,000 shares of founders common stock to our incorporator, CEO and director, Samuel Saw Peng Hao, valued at par value ($0.001 per share), and on or about September 15, 2016, we issued an additional 30,000,000 shares of common stock to him in consideration of his transfer of 100% of the capital stock of G-MES International to the Company.

Since inception, August 15, 2016, we have issued the following unregistered securities in reliance on the exemption from registration provided by Regulation S promulgated under the Securities Act as the securities were offered in offshore transactions, there were no directed selling efforts made in the United States, and the securities were offered to non-U.S. persons only.

On or about September 16, 2016, we issued 1,450,000 shares of common stock to non-U.S. individual investors in consideration of $145,000.

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On or about September 18, 2016, we issued convertible promissory notes to non-U.S. individual investors in consideration of $36,450, convertible into common stock of the Company at a conversion price of $0.15/share automatically upon effectiveness of a registration statement of the Company (convertible into 243,000 shares of common stock in the aggregate).

On or about September 22, 2016, we issued a convertible promissory note to a non-U.S. individual investor in consideration of $3,000, convertible into common stock of the Company at a conversion price of $0.15/share automatically upon effectiveness of a registration statement of the Company (convertible into 20,000 shares of common stock).

On or about September 28, 2016, we issued a convertible promissory note to a non-U.S. individual investor in consideration of $12,000, convertible into common stock of the Company at a conversion price of $0.15/share automatically upon effectiveness of a registration statement of the Company (convertible into 80,000 shares of common stock).

On or about October 10, 2016, we issued a convertible promissory note to a non-U.S. individual investor in consideration of $30,000, convertible into common stock of the Company at a conversion price of $0.15/share automatically upon effectiveness of a registration statement of the Company (convertible into 200,000 shares of common stock).

On or about October 14, 2016, we issued a convertible promissory note to a non-U.S. entity investor in consideration of $8,750, convertible into common stock of the Company at a conversion price of $0.175/share automatically upon effectiveness of a registration statement of the Company (convertible into 50,000 shares of common stock).

On or about November 9, 2016, we issued a convertible promissory note to a non-U.S. individual investor in consideration of $30,000, convertible into common stock of the Company at a conversion price of $0.15/share automatically upon effectiveness of a registration statement of the Company (convertible into 200,000 shares of common stock).

On or about January 12, 2017, we issued a convertible promissory note to a non-U.S. individual investor in consideration of $15,000, convertible into common stock of the Company at a conversion price of $0.15/share automatically upon effectiveness of a registration statement of the Company (convertible into 100,000 shares of common stock).

On or about February 13, 2017, we issued convertible promissory notes to non-U.S. individual investors in consideration of $32,500, convertible into common stock of the Company at a conversion price of $0.175/share automatically upon effectiveness of a registration statement of the Company (convertible into 200,000 shares of common stock in the aggregate).

On or about February 15, 2017, we issued convertible promissory notes to non-U.S. individual investors in consideration of $31,500, convertible into common stock of the Company at a conversion price of $0.175/share automatically upon effectiveness of a registration statement of the Company (convertible into 180,000 shares of common stock in the aggregate).

On or about March 23, 2017, we issued a convertible promissory note to a non-U.S. entity investor, in consideration of $20,000, convertible into common stock of the Company at a conversion price of $0.01/share automatically upon effectiveness of a registration of the Company (convertible into 2,000,000 shares of common stock).

On or about June 23, 2017, we issued 60,000 shares of common stock for legal services valued at $0.10 per share or $6,000.

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ITEM 16. EXHIBITS

Exhibit	Description
3.1	Articles of Incorporation of Registrant*
3.2	Articles of Incorporation of G-MES International*
3.3	By-Laws of Registrant*
5.1	Opinion Regarding Legality*
10.1	Form of Offering Subscription Agreement*
10.2	Description of Employment Arrangement with Samuel Saw Peng Hao*
10.3	Share Exchange Agreement with G-MES International*
10.4	SoftTec Products, LP Exclusive Distribution Agreement*
10.5	Form of Convertible Promissory Note**
14.1	Code of Ethics of Registrant*
23.1	Consent from Independent Registered Public Accounting Firm***
23.2	Consent from Legal Counsel (included in Exhibit 5.1)*

* Previously filed with Form S-1 Registration Statement.

** Previously filed with Amendment No. 1 to the Registration Statement.

*** Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on June 29, 2018.

G-MES Holdings Inc.

By:	/s/ Samuel Saw Peng Hao
Samuel Saw Peng Hao
President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Samuel Saw Peng Hao	President, Principal Executive Officer,	June 29, 2018
Samuel Saw Peng Hao	Principal Accounting Officer, and Director

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